Exhibit (a)(1)(i)

SUBJECT TO COMPLETION

DRAFT OFFER TO PURCHASE, DATED AUGUST 13, 2012

NONE OF EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL, EMBRATEL PARTICIPAÇÕES S.A. OR GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A. NOR ANY OF THEIR AFFILIATES HAS COMMENCED THE TENDER OFFER TO WHICH THIS DRAFT OFFER TO PURCHASE RELATES. THE INFORMATION IN THIS DRAFT OFFER TO PURCHASE IS NOT COMPLETE AND MAY BE CHANGED.

Offer to Purchase for Cash Any and All Outstanding Common Shares and Outstanding Preferred Shares

(including Preferred Shares Represented by American Depositary Shares)

at 26.64 Brazilian reais per Common Share and per Preferred Share, in each case plus interest at the CDI Rate of

NET SERVIÇOS DE COMUNICAÇÃO S.A.

by

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL,

EMBRATEL PARTICIPAÇÕES S.A. AND

GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

THIS TENDER OFFER AND ASSOCIATED WITHDRAWAL RIGHTS

EXPIRE, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK MELLON, AS RECEIVING AGENT, AT 10:00 A.M., NEW YORK CITY TIME AND, IN THE CASE OF

HOLDERS OF COMMON SHARES AND PREFERRED SHARES TENDERING DIRECTLY, AT 5:00 P.M., NEW YORK CITY TIME, IN EACH CASE ON                     , 2012, UNLESS THE TENDER OFFER IS EXTENDED.

Empresa Brasileira de Telecomunicações S.A. – Embratel, (“Embratel”), Embratel Participações S.A. (“Embrapar”) and GB Empreendimentos e Participações S.A. (“GB,” and together with Embratel and Embrapar, the “Offerors”), each a corporation organized under the laws of the Federative Republic of Brazil, hereby offer to purchase any and all outstanding common shares, no par value (“Common Shares”), and outstanding preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Net”), in cash at a price of 26.64 Brazilian reais (“R$”) per Common Share and per Preferred Share (for reference, equivalent to approximately U.S.$         per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil through the SISBACEN system at 7:00 p.m., Brasilia time, on                     , 2012, which was U.S.$1.00 = R$         ), in each case plus interest at the benchmark interest rate of the Interbank Deposit Certificate, Certificado de Depósito Interbancário (for reference, approximately     % on                     , 2012), calculated pro rata from June 8, 2012 to the Auction Date (as defined herein), net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase. ADS holders tendering the Preferred Shares represented by their ADSs through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, which shall also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer. The tender offer is not subject to any conditions other than that the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) be validly tendered.

The tender offer is a mandatory offer under Brazilian law in connection with an indirect change in control of Net. The tender offer also has been structured to satisfy the requirements in connection with Net’s withdrawal from the Level 2 listing regime of the BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”). After the completion of the tender offer, the Common Shares and Preferred Shares will continue to be listed on the São Paulo Stock Exchange under its general listing regime. The tender offer will be conducted as an auction on the São Paulo Stock Exchange pursuant to Brazilian law and practice, and holders of Common Shares and Preferred Shares must qualify for, and be represented at the auction by, a Brazilian brokerage firm authorized to conduct trades on the São Paulo Stock Exchange (a “Brokerage Firm”).

A holder of ADSs representing Preferred Shares may participate in the tender offer by (1) delivering its ADSs to The Bank of New York Mellon, as receiving agent, and instructing the receiving agent to tender the Preferred Shares underlying those ADSs in the tender offer on its behalf or (2) surrendering its ADSs to JPMorgan Chase Bank N.A., as ADS depositary, withdrawing the Preferred Shares underlying the ADSs from the ADS program and participating directly in the tender offer as a holder of Preferred Shares, in which case the holder needs to allow sufficient time to complete all required steps described in this offer to purchase. See THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer.” Each ADS represents one Preferred Share of Net.

Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the U.S. information agent.

You must make your own decision as to whether to tender your Common Shares or Preferred Shares and, if so, how many to tender. None of the Offerors, their respective boards of directors or executive officers makes any recommendation as to whether you should tender your Common Shares or Preferred Shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This tender offer is being conducted concurrently in the United States and Brazil and is being made to all holders of Common Shares, Preferred Shares and ADSs. This offer document is intended solely for holders of Common Shares and Preferred Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and holders of ADSs representing Preferred Shares wherever located. Separate offer materials for holders of Common Shares or Preferred Shares that are not U.S. residents are being published in Portuguese in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This offer to purchase and the related ADS letter of transmittal contain important information. You should carefully read both documents in their entirety before making a decision with respect to this tender offer.

                    , 2012

IMPORTANT INFORMATION

In accordance with applicable Brazilian regulations, the Offerors will purchase the Common Shares and Preferred Shares tendered in the tender offer through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 2:00 p.m., New York City time, on                     , 2012, one business day after the Expiration Date (the “Auction Date”) and holders of Common Shares and Preferred Shares must qualify for, and be represented at the auction by, a Brokerage Firm.

Subject to the terms described herein, unless the Offerors extend the tender offer, to participate in the tender offer a holder must tender: (1) if a holder of ADSs electing to tender Preferred Shares represented by ADSs through The Bank of New York Mellon, as receiving agent, prior to 10:00 a.m., New York City time on                     , 2012 (such date, as it may be extended by us, the “Expiration Date”), and (2) if a holder of Common Shares or Preferred Shares, prior to 5:00 p.m., New York City time, on the Expiration Date.

i

SUMMARY TERM SHEET

This summary term sheet summarizes the material terms of the tender offer. You should read carefully the remainder of this offer to purchase and the related ADS letter of transmittal because important additional information is contained therein. In this offer to purchase, “we,” “us” and “our” refers to Empresa Brasileira de Telecomunicações S.A. – Embratel, Embratel Participações S.A. and GB Empreendimentos e Participações S.A., collectively. Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this offer to purchase.

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The Tender Offer: We are offering to purchase any and all outstanding common shares, no par value (the “Common Shares”) and outstanding preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A. (“Net”), in cash at a price of 26.64 Brazilian reais (“R$”) per Common Share and per Preferred Share (for reference, equivalent to approximately U.S.$         per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on                     , 2012, which was U.S.$1.00 = R$        ), in each case plus interest at the benchmark interest rate of the Interbank Deposit Certificate, Certificado de Depósito Interbancário (the “CDI Rate,” for reference, approximately     % on                     , 2012), calculated pro rata from June 8, 2012 to the Auction Date (as defined herein), net of the stock exchange and settlement fee described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related ADS letter of transmittal. ADS holders tendering the Preferred Shares represented by their ADSs through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, which shall also be net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer. Such cancellation fees will be remitted to JPMorgan Chase Bank N.A. (“JPMorgan Chase Bank”), as ADS depositary.

The tender offer is a mandatory offer under Brazilian law in connection with an indirect change in control of Net (the “Change in Control of Net”). The tender offer also has been structured to satisfy the requirements in connection with Net’s withdrawal from the Level 2 listing regime (the “Level 2 Delisting”) of the BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”). After the completion of the tender offer, the Common Shares and Preferred Shares will continue to be listed on the São Paulo Stock Exchange under its general listing regime.

The tender offer will be conducted as an auction on the São Paulo Stock Exchange pursuant to Brazilian law and practice, and holders of Common Shares and Preferred Shares must qualify for, and be represented at the auction by, a Brazilian brokerage firm authorized to conduct trades on the São Paulo Stock Exchange (a “Brokerage Firm”).

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Minimum Price: Pursuant to applicable Brazilian law and regulations, certain minimum price requirements apply to this tender offer that are intended to protect minority shareholders in connection with the Change in Control of Net and the Level 2 Delisting. The offer price represents a premium to the minimum price we are required to pay unaffiliated holders under the São Paulo Stock Exchange’s Corporate Governance Level 2 Listing Regulation (the “Level 2 Regulation”) as a result of the Change in Control of Net. In addition, at Net’s shareholder meeting held on April 5, 2012, unaffiliated minority shareholders qualified to vote unanimously approved the preparation of a valuation report (the “Valuation Report”) by Banco BTG Pactual S.A. (“BTG Pactual”) to determine the economic value of Net’s Common Shares and Preferred Shares, which would be the minimum offer price under the Level 2 Regulation for the purposes of the Level 2 Delisting. The offer price is within the price range reflecting the economic value of Net’s shares indicated by BTG Pactual in its Valuation Report. See SPECIAL FACTORS – “Valuation Report of BTG Pactual.”

•	Conditions: The tender offer is not subject to any conditions other than that the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) be validly tendered.

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Expiration Date: Subject to the exceptions described in this offer to purchase, the tender offer will expire (1) for ADS holders electing to tender Preferred Shares represented by ADSs through The Bank of New York Mellon, as receiving agent, at 10:00 a.m., New York City time (the “ADS Expiration Time”), on                     , 2012 (such date, as it may be extended by us, the “Expiration Date”), and (2) for holders of Common Shares and Preferred Shares, at 5:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date. The Common Shares and Preferred Shares tendered in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 2:00 p.m., New York City time, on                     , 2012, one business day after the Expiration Date (the “Auction Date”). There will be no guaranteed delivery process available to tender Common Shares or Preferred Shares (including Preferred Shares represented by ADSs).

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Procedures for Participating in the Tender Offer: The procedures for tendering differ depending on whether you hold ADSs representing Preferred Shares or you hold Common Shares or Preferred Shares directly. You should follow the instructions for tendering of Common Shares, Preferred Shares or Preferred Shares represented by ADSs, depending on your particular circumstances, set forth under THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer.”

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Withdrawal: For a withdrawal of tendered Common Shares or Preferred Shares to be effective, the Brokerage Firm that has been instructed to tender your Common Shares or Preferred Shares (including the Preferred Shares underlying your ADSs) in the auction described in THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares” must withdraw the order to tender any or all of those Common Shares or Preferred Shares before the beginning of the auction on the Auction Date. If you wish to withdraw your tender of Common Shares or Preferred Shares, it is your responsibility to ensure that the Brokerage Firm that has been instructed to tender your Common Shares or Preferred Shares receives instructions to withdraw the tender of those Common Shares or Preferred Shares before that time. An ADS holder tendering through The Bank of New York Mellon, as receiving agent, is entitled to withdraw at any time prior to the ADS Expiration Time on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw up until the beginning of the auction on the Auction Date, you will need to surrender your ADSs to JPMorgan Chase Bank, as ADS depositary, pay any applicable fee to JPMorgan Chase Bank in order to withdraw the Preferred Shares underlying the ADSs and participate directly in the tender offer as a holder of Preferred Shares by following the instructions in THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer – Holders of ADSs – Direct Participation in the Tender Offer.” The JPMorgan Chase Bank cancel desk telephone number is 302-552-0230. ADS holders electing to participate directly in the tender offer must allow sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See THE TENDER OFFER – Section 4 – “Withdrawal Rights.”

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your Common Shares and Preferred Shares, including Preferred Shares represented by ADSs.

Who is making the tender offer?

The bidders, Empresa Brasileira de Telecomunicações S.A. – Embratel (“Embratel”), Embratel Participações S.A (“Embrapar”) and GB Empreendimentos e Participações S.A. (“GB,” and together with Embratel and Embrapar, the “Offerors”), own directly 89.1% of the outstanding Common Shares and 97.63% of the outstanding Preferred Shares. See SPECIAL FACTORS – “Background of the Tender Offer” and – “Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the

Common Shares, Preferred Shares and ADSs” and THE TENDER OFFER – Section 9 – “Certain Information About Embratel, Embrapar and GB.” Embratel is a subsidiary of Embrapar, and Embrapar controls both Embratel and GB.

What securities are being sought in the tender offer?	We are offering to purchase all outstanding Common Shares and outstanding Preferred Shares, including Preferred Shares represented by ADSs.

Who can participate in this tender offer? Who may use this offer document? Why are there separate U.S. and Brazilian offer documents?	The tender offer is being conducted concurrently in the United States and Brazil and is open to all holders of Common Shares, Preferred Shares and ADSs. This offer document is intended solely for holders of Common Shares and Preferred Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and all holders of ADSs representing Preferred Shares wherever located. Holders of Common Shares and Preferred Shares that are not U.S. residents may not use this offer document. A separate offer document, called an Edital, for use by holders of Common Shares and Preferred Shares that are not U.S. residents is being published in Portuguese concurrently in Brazil as required under applicable Brazilian law. In addition, a short circular primarily corresponding to the Edital for use by holders of Preferred Shares listed on the Mercado de Valores Latinoamericanos is being published in Spanish concurrently in Spain as required under applicable Spanish law.

U.S. and Brazilian law and practice relating to tender offers are inconsistent in a number of ways. This offer document complies with U.S. law and practice, and the Edital complies with Brazilian law and practice. The terms of the tender offer, however, are the same in all material respects. There are certain minor differences described below under “What are the differences in this tender offer applicable to direct holders of Common Shares and Preferred Shares, on the one hand, and holders of ADSs, on the other hand?” See INTRODUCTION.

What are the differences in this tender offer applicable to direct holders of Common Shares and Preferred Shares, on the one hand, and holders of ADSs, on the other hand?	The terms and conditions of the tender offer are the same for all holders of Common Shares, Preferred Shares and ADSs in all material respects. However, the procedures for accepting the tender offer and tendering securities are not identical for direct holders of Common Shares and Preferred Shares, on the one hand, and holders of ADSs, on the other hand. In addition, holders of Common Shares and Preferred Shares tendering directly in the tender offer will be paid in Brazilian reais, and holders of ADSs tendering the Preferred Shares underlying their ADSs in the tender offer through the receiving agent will be paid an equivalent amount in U.S. dollars net of fees, commissions and other items described below under “Will holders have to pay fees or brokerage commissions if they tender Common Shares or Preferred Shares?”

What is the purpose of the tender offer?	Pursuant to Brazilian law, we are required to offer to purchase all of the outstanding Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, because the tender offer is a mandatory offer under Brazilian law in connection with the Change in Control of Net. The tender offer has also been structured to satisfy the requirements in connection with Net’s Level 2 Delisting.

How much are you offering to pay? What is the form of payment?	The purchase price in the tender offer will be R$26.64 per Common Share and Preferred Share (for reference, equivalent to approximately U.S.$ per ADS based on the PTAX exchange rate of U.S.$1.00 = R$ on , 2012), plus interest at the CDI Rate (for reference, approximately % on , 2012), calculated pro rata from June 8, 2012 to the Auction Date, properly and timely tendered and not properly withdrawn. Each ADS represents one Preferred Share. Upon the terms and conditions of the tender offer, we will pay this purchase price in cash, net of fees, commissions and other items described below under “Will holders have to pay fees or brokerage commissions if they tender Common Shares or Preferred Shares?” We have waived the right to increase the purchase price during the auction on the São Paulo Stock Exchange as provided for under applicable Brazilian law.

When will you pay for the Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, purchased in the tender offer?	The Common Shares and Preferred Shares that we purchase in the tender offer will be purchased through an auction on the São Paulo Stock Exchange that is scheduled to occur at 2:00 p.m., New York City time, on the Auction Date, one business day after the Expiration Date. We will pay for Common Shares and Preferred Shares purchased in the auction on the third Brazilian business day after the auction, in accordance with the rules established by the BM&FBOVESPA Central Depositary, Central Depositária da BM&FBOVESPA (the “Central Depositary”). As promptly as practicable after receipt of the payment in respect of Preferred Shares purchased in the auction that underlie ADSs, The Bank of New York Mellon, as receiving agent, will convert such payment into U.S. dollars and will distribute the proceeds, net of fees, commissions, currency conversion expenses for converting Brazilian reais to U.S. dollars, any applicable taxes or governmental charges and the fees associated with the cancellation of the ADSs representing the Preferred Shares to the holders of such ADSs. See THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares.”

Will holders have to pay fees or brokerage commissions if they tender Common Shares or Preferred Shares?	Each shareholder that sells Common Shares or Preferred Shares directly must pay a combined fee to the São Paulo Stock Exchange and the Central Depositary in an amount equal to 0.035% of the purchase price received by that holder. In addition, the Brokerage Firm that sells Common Shares or Preferred Shares on behalf of a shareholder in the auction may charge a fee or commission for doing so. Each shareholder should consult its Brokerage Firm or other securities intermediary to determine what fees or commissions apply. See INTRODUCTION.

If you are an ADS holder and you hold your ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you should ask such securities intermediary whether any additional fees or brokerage commissions apply in connection with the tender offer.

If you are an ADS holder participating in the tender offer through The Bank of New York Mellon, as receiving agent, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing Preferred Shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the Central Depositary described above, and (3) your pro rata portion of the fee or commission charged by the receiving agent’s Brokerage Firm to tender Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses of converting Brazilian reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any applicable taxes or governmental charges, including those payable in connection with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer and any other withholding taxes related to their sale.

If you are an ADS holder and elect to surrender your ADSs to JPMorgan Chase Bank, withdraw the Preferred Shares underlying your ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the Central Depositary described above, (3) any fee or commission charged by your Brokerage Firm and (4) any applicable taxes or governmental charges.

Do you have the financial resources to pay for the Common Shares and Preferred Shares?	We intend to fund the tender offer through our available cash resources. Banco Itaú BBA S.A. (“Itaú BBA”), the Brazilian intermediary agent, has agreed to provide a guarantee of settlement of the tender offer, except with respect to a competing offer from a third party. See THE TENDER OFFER – Section 5 – “Source and Amount of Funds” and – Section 2 – “Acceptance for Payment and Payment for Shares.”

Is your financial condition relevant to my decision whether to tender in this tender offer?

We do not think our financial condition is relevant to your decision whether to tender your Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer because (a) the tender offer is being made for all outstanding Common Shares and Preferred Shares (including Preferred Shares represented by ADSs), (b) the tender offer is solely for cash, (c) the tender offer is not subject to any financing condition, and (d) Itaú BBA, as Brazilian intermediary agent, has agreed to provide a guarantee of settlement of the tender offer, except with respect to a competing offer from a third party. See THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares.”

Are there any conditions to the tender offer?	There are no conditions to the tender offer other than that the Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, be validly tendered. We are not obligated to purchase any tendered Common Shares or Preferred Shares, including Preferred Shares represented by ADSs, if they are not validly tendered. See THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares” and – Section 3 – “Procedures for Participating in the Tender Offer.” As noted below, if a competing bidder makes an offer that the Brazilian Securities and Exchange Commission, Comissão de Valores Mobiliários (“CVM”) approves, the publication of the approved competing bid will automatically make void as a matter of Brazilian law any tenders of any Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, previously made and such securities will be returned to the relevant holders. See THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares.”

How long do I have to decide whether to tender in the tender offer?	Holders of ADSs will have from , 2012, the date of the commencement of the tender offer, until the ADS Expiration Time on the Expiration Date whether to tender the Preferred Shares underlying their ADSs through the receiving agent. Holders of ADSs holding through a broker or other securities intermediary should contact that entity, since such entities will establish their own cutoff dates and times that will be earlier than the ADS Expiration Time.

Direct holders of Common Shares and Preferred Shares will have from , 2012, the date of the commencement of the tender offer, until 5:00 p.m., New York City time, on , 2012, or until the expiration of any extension of the tender offer, to decide whether to tender their Common Shares or Preferred Shares in the tender offer. See THE TENDER OFFER – Section 1 – “Terms of the Tender Offer and Expiration Date” and – Section 3 – “Procedure for Participating in the Tender Offer.”

Can the tender offer be extended and under what circumstances?	Yes, although we may only extend the tender offer under the limited circumstances permitted under the applicable rules and regulations of the CVM and the U.S. Securities and Exchange Commission (“SEC”). We may also be required to extend the tender offer by the rules of the CVM or the SEC. During any extension of the tender offer, all Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) that were previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw any or all of its Common Shares, Preferred Shares or ADSs. See THE TENDER OFFER – Section 1 – “Terms of the Tender Offer and Expiration Date” and – Section 3 – “Procedures for Participating in the Tender Offer.”

How will you notify holders if you extend the tender offer?	Any extension of the period of time during which the tender offer is open, thereby delaying acceptance for purchase of and payment for tendered Common Shares and Preferred Shares, would need to be announced prior to the auction on the São Paulo Stock Exchange that is scheduled to occur at 2:00 p.m., New York City time, on the Auction Date, one business day after the Expiration Date.

If we decide to extend the tender offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next day after the previously scheduled Expiration Date, as required under the Exchange Act.

Can the tender offer be withdrawn?	Under Brazilian law, we are not permitted to withdraw the tender offer once it commences. However, if a competing bidder makes an offer that the CVM approves, the publication of the approved competing bid will void as a matter of Brazilian law all prior tenders of Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, and such securities will be returned to the relevant holders. See THE TENDER OFFER – Section 4 – “Withdrawal Rights.”

How do holders tender the Preferred Shares underlying ADSs?	An ADS holder may tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, prior to the ADS Expiration Time on the Expiration Date, in accordance with the instructions set forth in THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer” and the accompanying ADS letter of transmittal. Immediately following the ADS Expiration Time, the receiving agent will surrender the validly delivered ADSs to JPMorgan Chase Bank, the ADS depositary, with an instruction to cancel the validly tendered ADSs and authorize their custodian to withdraw the underlying Preferred Shares from their account and deliver those underlying Preferred Shares to the receiving agent’s custodian for further delivery to a Brokerage Firm. The Brokerage Firm will tender those Preferred Shares in the auction by presenting a sell order through the São Paulo Stock Exchange’s Megabolsa electronic trading system, as described in THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares.”

As an alternative to tendering the Preferred Shares underlying its ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares. The ADS holder would surrender to JPMorgan Chase Bank the ADSs representing Preferred Shares that it wishes to tender, pay a fee to the ADS depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs and pay any taxes or governmental charges payable in connection with its withdrawal of the Preferred Shares from the ADS program. If an ADS holder surrenders ADSs and receives Preferred Shares, the Preferred Shares so received will be registered at the

Central Depositary, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00 of the National Monetary Council, the holder must make arrangements for that representative to tender the Preferred Shares on its behalf in the same manner as any other direct holder of Preferred Shares registered at the Central Depositary. The holder will need to take these steps in sufficient time to allow its Brazilian representative to tender on its behalf no later than the Share Expiration Time on the Expiration Date, in the manner described in this offer to purchase.

A beneficial owner of ADSs holding through a broker or other securities intermediary must contact that entity if that beneficial owner desires to participate in the tender offer. See THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer.”

How do holders tender Common Shares and Preferred Shares?	If you hold Common Shares or Preferred Shares directly, to participate in the tender offer, you must, no later than the Share Expiration Time on the Expiration Date, (1) contact a Brokerage Firm, (2) present certain required documentation and (3) ask the Brokerage Firm to sell your Common Shares or Preferred Shares in the auction on your behalf. To sell your Common Shares or Preferred Shares in the auction, your Brokerage Firm must, no later than 11:00 a.m., New York City time, on the Auction Date, present a sell order on your behalf through the São Paulo Stock Exchange’s Megabolsa electronic trading system. If you have invested in Common Shares or Preferred Shares under Resolution No. 2,689/00 of the National Monetary Council (which are registered at the Central Depositary), you should ask your Brazilian representative, for purposes of Resolution No. 2,689/00 of the National Monetary Council, to contact such a Brokerage Firm on your behalf and ensure that you qualify for, and are represented in, the auction by such Brokerage Firm. Preferred Shares held in the custody of Banco Bradesco S.A. (“Bradesco”), Net’s transfer agent, are not registered at the Central Depositary. Holders of Common Shares or Preferred Shares held in the custody of Bradesco should request Bradesco to transfer their Common Shares or Preferred Shares to the custody of the Central Depositary in order to enable a Brokerage Firm to sell the Common Shares or Preferred Shares in the auction on their behalf. It is your responsibility to contact a Brokerage Firm sufficiently in advance of the Share Expiration Time on the Expiration Date, to ensure that Bradesco can transfer your Common Shares or Preferred Shares to the custody of the Central Depositary before the Share Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its Common Shares or Preferred Shares through the Central Depositary or Bradesco should ask its custodian, representative, broker or other nominee.

A beneficial owner of Common Shares or Preferred Shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer.”

Can I withdraw previously tendered Common Shares, Preferred Shares or ADSs? Until what time? How do I withdraw previously tendered Common Shares, Preferred Shares or ADSs?	If you hold Common Shares or Preferred Shares directly, you or your representative in Brazil must contact the Brokerage Firm that you instructed to sell Common Shares or Preferred Shares in the auction on your behalf in sufficient time to enable the Brokerage Firm to withdraw the order to sell any or all of your Common Shares or Preferred Shares before the beginning of the auction on the Auction Date and must provide any documentation required by the Brokerage Firm.

If you are an ADS holder tendering the Preferred Shares underlying your ADSs through The Bank of New York Mellon, as receiving agent, your signed written notice of withdrawal must be received by the receiving agent prior to the ADS Expiration Time on the Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the auction on the Auction Date, you must surrender your ADSs to JPMorgan Chase Bank, as ADS depositary, pay any applicable fee to JPMorgan Chase Bank in order to withdraw the Preferred Shares underlying your ADSs from the ADS program and participate directly in the tender offer as a direct holder of Preferred Shares, as set forth above under “How do holders tender the Preferred Shares underlying ADSs?” ADS holders electing to participate directly in the tender offer as holders of Preferred Shares must allow sufficient time for the completion of all required steps described in this offer to purchase by the Share Expiration Time on the Expiration Date.

See THE TENDER OFFER – Section 4 – “Withdrawal Rights.”

Do you think this tender offer is fair to holders of Common Shares and Preferred Shares, including Preferred Shares represented by ADSs?	Yes, we believe the tender offer is substantively and procedurally fair to unaffiliated holders of Common Shares and Preferred Shares, including Preferred Shares represented by ADSs. See SPECIAL FACTORS – “Position of the Offerors Regarding Fairness of the Tender Offer.”

What does the board of directors of Net think of the tender offer?	The Level 2 Regulation requires that Net’s board of directors recommend for or against the tender offer. Such recommendation must be announced no later than 15 days following commencement of the tender offer.

In addition, Net must provide a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing a statement of Net’s position with respect to the tender offer no later than 10 U.S. business days following commencement of the tender offer.

Are there appraisal rights with respect to the tender offer?	No, there are no appraisal or similar rights available in connection with the tender offer.

How will consummation of the tender offer affect untendered Common Shares and Preferred Shares (including Preferred Shares represented by ADSs)?	If you do not tender your Common Shares and Preferred Shares in the tender offer, you will remain a holder of Common Shares or Preferred Shares, as the case may be. Currently, there are only 12,576,189 Common Shares (10.99% of the total Common Shares) and 5,423,468 Preferred Shares (including Preferred Shares represented by ADSs) (2.37% of the total Preferred Shares) in public circulation. After the completion of the tender offer, the number of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) remaining in public circulation will decrease, and the already small market for such securities may be even further reduced. See SPECIAL FACTORS – “Certain Effects of the Tender Offer.”

We intend to cause Net to take steps necessary to terminate the deposit agreement with JPMorgan Chase Bank and the ADS facility promptly after the tender offer is completed, as set forth below under “Will the ADSs (or the Preferred Shares they represent) be delisted or deregistered in the United States?” If such termination is successful, then the holders of ADSs who did not deliver their ADSs to The Bank of New York Mellon, as receiving agent in the tender offer, or surrender their ADSs to JPMorgan Chase Bank will only be entitled to receive the underlying Preferred Shares or, if such Preferred Shares have not been withdrawn after the termination of the ADS facility within the time permitted under the deposit agreement, the net proceeds from the sale of the Preferred Shares represented by such ADSs in accordance with the terms of the deposit agreement.

Will Net be delisted or deregistered in Brazil following the completion of the tender offer?	Pursuant to a shareholders’ meeting of Net on April 5, 2012, the shareholders of Net voted to approve Net’s withdrawal from the Level 2 listing regime of the São Paulo Stock Exchange, which provides enhanced shareholder protections. Following the tender offer, the Level 2 Delisting will be complete. However, Net will continue to be a registered public company in Brazil and its Common Shares and Preferred Shares will continue to be listed on the São Paulo Stock Exchange under its general listing regime. See SPECIAL FACTORS – “Certain Effects of the Tender Offer.”

Will the ADSs (or the Preferred Shares they represent) be delisted or deregistered in the United States?	We intend to cause Net to terminate the deposit agreement for the ADSs promptly after the tender offer is completed. We also intend to cause Net to take steps following the completion of the tender offer that are necessary to delist the Preferred Shares and the ADSs from the NASDAQ Global Market (“NASDAQ”) and, if the relevant requirements are met, terminate the registration of the Preferred Shares under the Exchange Act. See SPECIAL FACTORS – “Certain Effects of the Tender Offer.”

What is the market price for the Common Shares, Preferred Shares and ADSs as of a recent date?	On , 2012, the last reported sale price of Common Shares on the São Paulo Stock Exchange was R$ per Common Share, the last reported sale price of Preferred Shares on the São Paulo Stock Exchange was R$ per Preferred Share and the last reported sale price of the ADSs on NASDAQ was U.S.$ per ADS.

Does the tender offer price represent a premium over the recent market prices and the net asset value of the Common Shares and the Preferred Shares?	Yes, the tender offer price represents a premium of approximately 28% for the Common Shares and the Preferred Shares over the weighted average trading prices for the 60 days prior to March 5, 2012, the last trading day before announcement of the tender offer in Brazil. The tender offer price is also approximately 112% higher than the net asset value of the Common Shares and the Preferred Shares as of March 31, 2012.

What are the minimum prices required to be paid to me for my Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) under Brazilian law?	Pursuant to the Level 2 Regulation, certain minimum price requirements apply to this tender offer that are intended to protect minority shareholders in connection with the Change in Control of Net and the Level 2 Delisting. The minimum price we are required to pay unaffiliated holders as a result of the Change in Control of Net is R$5.98 per Common Share and per Preferred Share (including Preferred Shares represented by ADSs), which is the price attributed to each Common Share of Net indirectly acquired by Embrapar when it purchased a controlling stake in GB, Net’s controlling shareholder. See SPECIAL FACTORS – “Background of the Tender Offer.” In addition, in accordance with applicable Brazilian regulations, the offer price must at least be equivalent to the economic value per Common Share and Preferred Share determined by BTG Pactual in the Valuation Report it prepared in connection with this tender offer. The offer price is within the price range reflecting the economic value of Net’s shares indicated in the Valuation Report, which is between R$25.89 and R$28.34. See SPECIAL FACTORS – “Valuation Report of BTG Pactual.”

If I sell my Common Shares or Preferred Shares, including Preferred Shares represented by ADSs, at the offer price, will I secure a premium on the minimum prices required under Brazilian law?	The offer price represents a premium to the minimum price of R$5.98 we are required to pay unaffiliated holders as a result of the Change in Control of Net. In addition, the offer price is within the price range reflecting the economic value of Net’s shares indicated in the Valuation Report.

What are the U.S. federal income tax and Brazilian tax consequences to a tendering shareholder?	The receipt of cash in exchange for Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes.

Who may a holder contact with questions about the tender offer?	You may contact the following U.S. information agent for information regarding this offer to purchase or the tender offer:

The U.S. information agent

for the tender offer is:

D.F. King & Co., Inc.

48 Wall Street New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 859-8508

Email: netservicos@dfking.com

If you are an ADS holder and have questions about how to participate in the tender offer through the receiving agent, you should contact the U.S. information agent above.

To the Holders of Common Shares, Preferred Shares and

American Depositary Shares Representing Preferred Shares:

INTRODUCTION

Empresa Brasileira de Telecomunicações S.A. – Embratel (“Embratel”), Embratel Participações S.A. (“Embrapar”) and GB Empreendimentos e Participações S.A. (“GB,” and together with Embratel and Embrapar, the “Offerors”) hereby offer to purchase any and all outstanding common shares, no par value (the “Common Shares”) and outstanding preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A. (“Net”), at a price in cash of 26.64 Brazilian reais (“R$”) per Common Share and Preferred Share (for reference, equivalent to approximately U.S.$                 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates included under “transaction PTAX 800, Option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN System at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on                     , 2012, which was U.S.$1.00 = R$                ), in each case plus interest at the benchmark interest rate of the Interbank Deposit Certificate, Certificado de Depósito Interbancário (the “CDI Rate,” for reference, approximately     % on                     , 2012), calculated pro rata from June 8, 2012 to the Auction Date (as defined herein), net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related ADS letter of transmittal. ADS holders delivering their ADSs through The Bank of New York Mellon, as receiving agent, to tender the underlying Preferred Shares in the offer will receive such payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

In accordance with applicable Brazilian regulations, subject to the terms and conditions described herein, the Common Shares and Preferred Shares tendered in the tender offer will be purchased through an auction on the BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 2:00 p.m., New York City time, on                     , 2012, one business day after the Expiration Date (the “Auction Date”).

On                     , 2012, the Brazilian Securities and Exchange Commission, Comissão de Valores Mobiliários (“CVM”) approved our structuring of the tender offer to satisfy the offer requirements under Brazilian law in connection with the Change in Control of Net (as defined herein) and the Level 2 Delisting (as defined herein).

On March 5, 2012, Embrapar acquired a controlling interest in Net’s controlling shareholder, GB, resulting in the change in control of Net (“Change in Control of Net”). As a result of the Change in Control of Net, pursuant to article 254-A of Brazilian Law No. 6404/76 (the “Brazilian Corporate Law”), CVM Instruction 361/02 and Section VIII of the São Paulo Stock Exchange’s Corporate Governance Level 2 Listing Regulation (the “Level 2 Regulation”), we are required to offer to purchase all of Net’s outstanding Common Shares and outstanding Preferred Shares, including Preferred Shares represented by ADSs. The tender offer also has been structured to satisfy the requirements in connection with Net’s withdrawal from the Level 2 listing regime (the “Level 2 Delisting”) of the São Paulo Stock Exchange. After the completion of the tender offer, the Common Shares and Preferred Shares will continue to be listed on the São Paulo Stock Exchange under its general listing regime.

Pursuant to applicable Brazilian law and regulations, certain minimum price requirements apply to the tender offer that are intended to protect minority shareholders in connection with the Change in Control of Net and the Level 2 Delisting. The minimum price we are required to pay unaffiliated holders under the Level 2 Regulation as a result of the Change in Control of Net is R$5.98 per Common Share and per Preferred Share (including Preferred Shares represented by ADSs). In addition, in accordance with applicable Brazilian regulations related to the Level 2 Delisting, the offer price must at least be equivalent to the economic value per

Common Share and Preferred Share determined by Banco BTG Pactual S.A. (“BTG Pactual”) in the valuation report it prepared in connection with this tender offer (the “Valuation Report”), which is between R$25.89 and R$28.34. The offer price represents a premium to the minimum price we are required to pay unaffiliated holders as a result of the Change in Control of Net, and it is within the price range reflecting the economic value of Net’s shares indicated in the Valuation Report.

The tender offer is being conducted concurrently in the United States and Brazil and is open to all holders of Common Shares, Preferred Shares and ADSs. This offer document is intended solely for holders of Common Shares and Preferred Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and all holders of ADSs representing Preferred Shares. Holders of Common Shares and Preferred Shares that are not U.S. residents may not use this offer document. A separate offer document, called an Edital, for use by holders of Common Shares and Preferred Shares that are not U.S. residents is being published in Portuguese concurrently in Brazil, as required under Brazilian law. In addition, a short circular primarily corresponding to the Edital for use by holders of Preferred Shares listed on the Mercado de Valores Latinoamericanos is being published in Spanish concurrently in Spain as required under applicable Spanish law.

Subject to the terms described herein, unless the tender offer is extended, to tender Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer a holder must tender: (1) if a holder of ADSs electing to tender the Preferred Shares represented by its ADSs through The Bank of New York Mellon, as receiving agent, no later than 10:00 a.m., New York City time (the “ADS Expiration Time”), on                     , 2012 (such date, as it may be extended by us, the “Expiration Date”), and (2) if a holder of Common Shares or Preferred Shares, no later than 5:00 p.m., New York City time (the “Share Expiration Time”), on the Expiration Date.

Each shareholder that tenders Common Shares or Preferred Shares in the tender offer and each ADS holder for which the receiving agent tenders Preferred Shares underlying ADSs will be required to pay a combined fee to the São Paulo Stock Exchange and the BM&FBOVESPA Central Depositary, Central Depositária da BM&FBOVESPA (the “Central Depositary”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner of Common Shares or Preferred Shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender Common Shares or Preferred Shares and may be charged a fee or commission by that entity for tendering Common Shares or Preferred Shares in the tender offer. In addition, a brokerage firm authorized to conduct trades on the São Paulo Stock Exchange (a “Brokerage Firm”) that tenders Common Shares or Preferred Shares on behalf of any shareholder in the auction, as described in THE TENDER OFFER – Section 2 – “Acceptance for Payment and Payment for Shares,” may charge a fee or commission for doing so. Each shareholder should consult its broker or other nominee to determine what fees or commissions apply. ADS holders participating in the tender offer by tendering the Preferred Shares underlying their ADSs through the receiving agent must pay the applicable fees, taxes and charges described in THE TENDER OFFER – Section 3 – “Procedures for Participating in the Tender Offer.”

The purchase price received by holders of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) participating in the tender offer may be subject to applicable Brazilian withholding taxes. See THE TENDER OFFER – Section 6 – “Certain U.S. Federal Income and Brazilian Tax Consequences.”

Net is also required to file a Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing additional information regarding Net’s board of directors’ determination as to whether it is in favor of the tender offer and whether it recommends that holders tender their Common Shares and Preferred Shares in the tender offer no later than 10 U.S. business days following commencement of the tender offer. A copy of the Schedule 14D-9 will be furnished to all holders of ADSs and U.S. resident holders of Common Shares and Preferred Shares by Net. Net is required to publish its position in connection with the tender offer pursuant to Brazilian regulations no later than 15 days following commencement of the tender offer. Holders of Common Shares, Preferred Shares and ADSs are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the tender offer.

This offer to purchase, the related ADS letter of transmittal and the documents incorporated by reference in this offer to purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to Net after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments, except to the extent required by law. You should not place undue reliance on forward-looking statements contained in this offer to purchase and the related ADS letter of transmittal.

This tender offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers.

This offer to purchase and the related ADS letter of transmittal contain important information that you should read before making any decision in connection with the tender offer.

SPECIAL FACTORS

Background of the Tender Offer

The tender offer is a mandatory offer under Brazilian law in connection with the Change in Control of Net. The tender offer has also been structured to satisfy the requirements in connection with Net’s Level 2 Delisting.

We are offering to purchase all outstanding Common Shares and Preferred Shares as a result of our recent acquisition of the voting control of Net. On March 21, 2005, (a) Embratel entered into a shareholders’ agreement with Globo Comunicações e Participações S.A. and Distel Holdings S.A. (together “Grupo Globo”), and Teléfonos de México, S.A. de C.V. (“Telmex”), as an intervening party, with respect to Net (the “Net Shareholders’ Agreement”) and (b) Embrapar entered into a shareholders’ agreement with Grupo Globo and GB and Telmex, as intervening parties, with respect to GB (the “GB Shareholders’ Agreement” and together with the Net Shareholders’ Agreement, the “Shareholders’ Agreements”), which included provisions related to the transfer of shares of GB and certain other governance rights of GB and Net. As of the date of the Shareholders’ Agreements, Brazilian law did not permit non-Brazilian entities to directly or indirectly own a controlling interest in Net. Under the terms of the Shareholders’ Agreements, upon a change of Brazilian law so that a non-Brazilian entity could legally own a controlling interest in Net, Embrapar would have the right to acquire from Grupo Globo, and Grupo Globo would have the right to cause Embrapar to purchase from Grupo Globo, subject to certain conditions, an additional interest in the voting capital of GB that would give Embrapar, through GB, control over 51% of the Common Shares.

Due to a change in Brazilian law, as of September 12, 2011 a non-Brazilian entity is permitted to own a controlling interest in Net. On January 26, 2012, the Brazilian National Telecommunications Agency, Agência Nacional de Telecomunicações – Anatel, approved the transfer of indirect control of Net to Embrapar pursuant to Act 612, published on February 1, 2012. Embrapar exercised its right under the Shareholders’ Agreements to purchase the controlling stake in GB, and, as of March 31, 2012, purchased 1,077,520 of GB’s common shares at a price of R$5.98 per share. Because GB is Net’s controlling shareholder, the change in control of GB also resulted in the Change in Control of Net, which triggered a mandatory tender offer obligation under Brazilian law. We decided to propose to the extraordinary shareholders’ meeting of Net that this mandatory tender offer in connection with the Change in Control of Net also be used to fulfill the tender offer requirements under Brazilian law in connection with a Level 2 Delisting and the deregistration of Net as a public company in Brazil through the cancellation of the registration of the Common Shares and Preferred Shares with the CVM (the “Brazilian Deregistration”).

On April 5, 2012, at Net’s extraordinary shareholders’ meeting, Net’s shareholders approved the Level 2 Delisting and the Brazilian Deregistration. At that meeting, unaffiliated holders of minority shares qualified to vote also unanimously approved the preparation by BTG Pactual of a valuation report, as required under Brazilian regulations in connection with offers involving a Level 2 Delisting and Brazilian Deregistration. Such report presents an analysis and determination of the economic value of Net’s Common Shares and Preferred Shares, and it provides guidance on setting the minimum offer price. On June 6, 2012, we filed with the CVM the Valuation Report prepared by BTG Pactual, which indicated a price range between R$25.89 and R$28.34. On the same day, we announced the offer price, which is within the price range indicated by BTG Pactual in its Valuation Report. See – “Valuation Report of BTG Pactual.”

On June 12, 2012, we submitted a first draft of the Brazilian tender offer document, known as an Edital, to the CVM, describing our proposed tender offer (including the Brazilian Deregistration). On June 21, 2012, Net announced it had received a letter from shareholders representing more than 10% of the Company’s outstanding shares requesting a special shareholders’ meeting to commission an additional valuation of Net’s Common Shares and Preferred Shares. On June 27, 2012, Net’s board of directors called the special shareholders’ meeting to discuss the preparation of an additional valuation report. On July 5, 2012, we decided not to pursue a public offer relating to the Brazilian Deregistration and only to proceed with a tender offer relating to the Change in Control of Net and its Level 2 Delisting. On July 11, 2012, Net’s board of directors announced the cancellation of the special shareholders’ meeting to discuss the preparation of an additional valuation report.

On July 19, 2012, we submitted a revised draft of the Edital to the CVM, which superseded the first draft of the Edital. On August 13, 2012, we first filed a draft of this U.S. offer to purchase with the U.S. Securities and Exchange Commission (“SEC”). Following receipt of comments from the CVM, we submitted a revised draft of the Edital to the CVM on                     , 2012. The CVM registered this tender offer and approved the Edital on                      , 2012.

Purpose of and Reasons for the Tender Offer; Plans for Net Following the Tender Offer

Purpose of and Reasons for the Tender Offer

The tender offer is a mandatory offer under Brazilian law in connection with the Change in Control of Net. The tender offer has also been structured to satisfy the requirements in connection with Net’s Level 2 Delisting. In addition, we intend to cause Net to terminate its deposit agreement with JPMorgan Chase Bank N.A. (“JPMorgan Chase Bank”) governing the ADSs promptly after the completion of the tender offer, and subsequently, we intend to cause Net to delist the Preferred Shares and the ADSs from the NASDAQ Global Market (“NASDAQ”), and effect the deregistration of the Preferred Shares under the Exchange Act if the relevant requirements are satisfied.

As a result of the Change in Control of Net, applicable Brazilian regulations requires us to make this tender offer for all of the Common Shares and Preferred Shares, including those represented by ADSs, not owned by our affiliates, at a price at least equivalent to the price attributed to each Common Share of Net indirectly acquired by Embrapar when it purchased a controlling stake in GB, Net’s controlling shareholder. See – “Background of the Tender Offer.” The tender offer has also been structured to satisfy the requirements in connection with Net’s Level 2 Delisting, and the Level 2 Regulation requires the offer price to be within the price range reflecting the economic value of Net’s Common Shares and Preferred Shares indicated in the Valuation Report of BTG Pactual filed with the CVM on June 6, 2012, obtained from BTG Pactual in accordance with applicable Brazilian regulations. See – “Valuation Report of BTG Pactual.” The requirements to make this offer and the minimum price provisions are intended to protect minority shareholders.

Plans for Net Following the Tender Offer

We plan to continue operating Net as a going concern under our control for the foreseeable future. Except as disclosed in this offer document, the Offerors do not have any present plans or proposals that would result in (a) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or purchase, sale or transfer of a material amount of assets, involving Net or its subsidiaries, (b) any change in the current board of directors or management of Net (including any plans or proposals to change the number or term of directors, to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer) or (c) any other material change to Net’s current dividend rate or policy, indebtedness, capitalization or corporate structure or business.

We do not intend to relocate any activities of Net or to close any offices. It is our intent to pursue Net’s current policy related to employment and human resources for employees. We therefore do not expect that the offer will have an adverse effect on any of the employees of Net.

We expect to review Net and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the completion of the offer. We expressly reserve the right to make any changes that we may deem necessary or appropriate in light of our review or in light of future developments. In addition, we regularly review acquisition opportunities in the telecommunications industry and may pursue such opportunities when appropriate.

Regardless of the results of the tender offer, we intend to effect Net’s Level 2 Delisting. We intend to cause Net to terminate the deposit agreement for the ADSs promptly after the tender offer is completed. We also intend to cause Net to take steps following the completion of the tender offer necessary to delist the Preferred Shares and the ADSs from NASDAQ and, if the relevant requirements are met, terminate the registration of the Preferred Shares under the Exchange Act. See – “Certain Effects of the Tender Offer.”

We currently intend to retain all of our shares, including those tendered pursuant to the offer, but may in the future consider transfers or sales to related companies or other third parties. See – “Certain Effects of the Tender Offer.”

Certain Effects of the Tender Offer

General Effects

Holders who sell their Common Shares and Preferred Shares, including Preferred Shares represented by ADSs, in the tender offer will cease to have any equity interest in Net or any right to participate in its earnings and future growth. After selling their Common Shares or Preferred Shares, including Preferred Shares represented by ADSs, in the tender offer, such holders also will not bear the risk of any decrease in the value of Net.

If you do not tender your Common Shares and Preferred Shares in the tender offer, you will remain a holder of Common Shares or Preferred Shares, as the case may be. Currently, there are only 12,576,189 Common Shares (10.99% of the total Common Shares) and 5,423,468 Preferred Shares (including Preferred Shares represented by ADSs) (2.37% of the total Preferred Shares) in public circulation. After the completion of the tender offer, the number of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) remaining in public circulation will decrease, and the already small market for such securities may be even further reduced.

We currently directly own 94.75% of the total number of Common Shares and Preferred Shares, taken as a whole, which may be deemed to represent a 94.75% interest in the net book value and a 94.75% interest in the net income of Net, or the equivalent of approximately R$3,968 million (for reference, equivalent to approximately U.S.$         million based on the PTAX exchange rate of U.S.$1.00 = R$         on                     , 2012) in net book value and R$353.58 million (for reference, equivalent to approximately U.S.$         million based on the PTAX exchange rate of U.S.$1.00 = R$         on                     , 2012) in net income, respectively, for the year ended December 31, 2011. If all holders of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) not owned by us tender their Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) into the tender offer, we will directly own 100% of Net’s outstanding shares, and our interest in Net’s net book value and net income will increase to 100%, or the equivalent of approximately U.S.$         million in net book value and U.S.$         million in net income for the year ended December 31, 2011.

We believe that the accounting treatment of the tender offer is not material to the decision of holders of Common Shares or Preferred Shares whether to tender their Common Shares or Preferred Shares into the offer. The purchase of Common Shares and Preferred Shares by us in the tender offer will have no effect on the financial statements of Net. For the Offerors, the financial statements of which are not material to you for the reasons stated in this offer to purchase, the acquisition of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer will be accounted for as a purchase.

Effects in Brazil

Level 2 Delisting; Market for Common Shares and Preferred Shares

After the completion of the offer, we will withdraw Net’s Common Shares and Preferred Shares from the Level 2 listing regime of the São Paulo Stock Exchange, which provides enhanced shareholder protections. Holders that do not tender their Common Shares and Preferred Shares into the tender offer will no longer be entitled to the benefits of the enhanced shareholder protections of the Level 2 listing regime. Following completion of the tender offer, the number of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) remaining in public circulation will decrease and the already small market for such securities may be even further reduced. Depending upon the number of Common Shares and Preferred Shares purchased in the tender offer, the tender offer will likely adversely affect the liquidity and market value of any Common Shares and Preferred Shares held by public shareholders after the tender offer is completed.

Brazilian Tax Consequences

The exchange of cash for Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer will not result in any material Brazilian income tax consequences for the Offerors or Net. The exchange of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) for cash pursuant to the tender offer could give rise to a tax on gains realized by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes. See THE TENDER OFFER – Section 6 – “Certain U.S. Federal Income and Brazilian Tax Consequences.”

Effects in the United States

Termination of ADS Facility; NASDAQ Delisting

We intend to cause Net to terminate the deposit agreement, dated as of July 28, 2006, among Net, JPMorgan Chase Bank, as ADS depositary, and holders and beneficial owners of American Depositary Receipts (“ADRs”) evidencing ADSs of Net, promptly after the tender offer is completed. The ADS depositary is obligated to terminate the deposit agreement at any time at the direction of Net by mailing a notice of termination to the holders of ADSs then outstanding at least 30 days prior to the termination date fixed in such notice. We also intend to cause Net to take steps following the completion of the tender offer that are necessary to delist the Preferred Shares and the ADSs from the NASDAQ and, if the relevant requirements are met, terminate the registration of the Preferred Shares under the Exchange Act. As a result, if the termination of the deposit agreement is successful, the holders of ADSs that do not deliver their ADSs to The Bank of New York Mellon, as receiving agent in the tender offer, or surrender their ADSs to JPMorgan Chase Bank will only be entitled to receive the underlying Preferred Shares or, if such Preferred Shares have not been withdrawn after the termination of the ADS facility within the time permitted under the deposit agreement, the net proceeds from the sale of the Preferred Shares represented by such ADSs in accordance with the terms of the deposit agreement.

Deregistration under the Exchange Act

The Preferred Shares underlying the ADSs are currently registered under the Exchange Act. Following the completion of the tender offer, we intend to cause Net to take the necessary steps to terminate the registration of the Preferred Shares under the Exchange Act if the relevant requirements under applicable U.S. securities laws are met.

Termination of registration of the Preferred Shares underlying the ADSs under the Exchange Act would reduce the information required to be furnished by Net to holders of its securities, would eliminate the obligation of Net to furnish information to the SEC and would make certain provisions of the Exchange Act, such as the requirement to file annual reports with the SEC, no longer applicable with respect to Net.

In addition, if the Preferred Shares are no longer registered under the Exchange Act, the ability of “affiliates” of Net and persons holding “restricted securities” of Net to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated.

U.S. Federal Income Tax Consequences

The receipt of cash in exchange for Preferred Shares (including ADSs) pursuant to the tender offer will generally give rise to taxable gain or loss for U.S. federal income tax purposes. See THE TENDER OFFER – Section 6 – “Certain U.S. Federal Income and Brazilian Tax Consequences.”

Margin Regulations

The ADSs and the underlying Preferred Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit using those securities as collateral. If the ADSs and the underlying Preferred Shares are delisted from NASDAQ, they will no longer constitute “margin securities” for the purposes of the margin regulations and will be ineligible as collateral for margin loans made by brokers.

Certain Rights of Shareholders Following the Tender Offer

No Appraisal Rights

Holders will not have appraisal or similar rights in connection with the tender offer. No provision has been made to grant unaffiliated shareholders access to the corporate files of Net or to obtain counsel or appraisal services at the expense of the Offerors in relation to the tender offer. The Valuation Report prepared by BTG Pactual, however, is attached as an exhibit to the combined Schedule TO and Schedule 13E-3 to which this offer to purchase relates.

Position of the Offerors Regarding Fairness of the Tender Offer

Net is a Brazilian company, and Brazilian law and regulations govern our duties and obligations to Net and the holders of the Common Shares, Preferred Shares and ADSs with respect to the tender offer. As a result of the Change in Control of Net, the Level 2 Regulation requires us to make this tender offer for all of Net’s Common Shares and Preferred Shares, including those represented by ADSs, not owned by our affiliates, at a price at least equivalent to the price attributed to each Common Share of Net indirectly acquired by Embrapar when it purchased a controlling stake in GB, Net’s controlling shareholder. See – “Background of the Tender Offer”. The Level 2 Regulation also requires us to conduct this tender offer for all of the outstanding Common Shares and Preferred Shares, including those represented by ADSs, not owned by our affiliates in connection with the Level 2 Delisting at a price reflecting the economic value of Net’s Common Shares and Preferred Shares indicated in the Valuation Report of BTG Pactual filed with the CVM on June 6, 2012, obtained from BTG Pactual in accordance with applicable Brazilian regulations. See – “Valuation Report of BTG Pactual”. The requirements to make this offer and the minimum price provisions are intended to protect minority shareholders.

Other than these requirements, Brazilian law does not impose any obligation on us to make any determination or analysis regarding whether the tender offer is fair to unaffiliated shareholders. Nonetheless, the U.S. “going-private” rules set forth in Rule 13e-3 under the Exchange Act require us (as affiliates of Net for this purpose under U.S. securities laws) to do so. We believe that the tender offer is substantively and procedurally fair to unaffiliated holders of Common Shares and Preferred Shares, including Preferred Shares represented by ADSs.

In reaching our conclusion that the consideration that unaffiliated holders of Common Shares, Preferred Shares and ADSs will receive in the tender offer is fair, and that such transaction is substantively fair to unaffiliated shareholders, we considered and relied upon a number of factors, including the following:

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The offer price represents a premium of R$20.66 to the minimum price we are required to pay unaffiliated holders as a result of the Change in Control of Net, which itself is a price established by in accordance with the Level 2 Regulation to protect minority shareholders.

•

The offer price falls within the price range reflecting the economic value of Net’s Common Shares and Preferred Shares indicated by BTG Pactual in its Valuation Report, which report was obtained pursuant to the Level 2 Regulation to protect minority shareholders.

•

The offer price compares favorably to current and historical market prices for Common Shares and Preferred Shares, particularly in light of the limited level of liquidity in the shares. The offer price represents a premium of approximately 28% for the Common Shares and the Preferred Shares over the weighted average trading prices for the 60 days prior to March 5, 2012, the last trading day before announcement of the tender offer in Brazil. The tender offer price is also approximately 112% higher than the net asset value of the Common Shares and the Preferred Shares as of March 31, 2012. The offer price also represents a premium of approximately     % over the weighted average trading prices for the ADSs on NASDAQ for the 60 calendar days ending on March 5, 2012.

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Embratel and Embrapar were both bidders in a tender offer for Net’s Preferred Shares, including those represented by ADSs, which launched in August 2010 and was completed in January 2011. The offer price in the current tender offer represents a premium of R$3.64 over the R$23.00 per Preferred Share paid in that previous tender offer. See Schedule 2 to this offer to purchase. The tender offer price represents a premium of approximately 15.5% for Preferred Shares over the highest Average Purchase Price paid by any of the Offerors within the last two years.

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We believe that the financial analyses of BTG Pactual contained in its Valuation Report supports the conclusion that the offer price is fair. The analyses included data on the financial position and stock performance of Net, a going concern valuation (discounted cash flows), calculations of the weighted average cost of capital and net book value and a review of Net’s recent operating history and current trends in the Brazilian cable television and telecommunications sectors, but does not express an opinion with respect to the fairness of the offer price. See – “Valuation Report of BTG Pactual.”

•	The consideration payable pursuant to the tender offer will be paid entirely in cash, which reduces uncertainty in the valuation of the offer price.

We believe that the procedures governing the tender offer are fair to unaffiliated shareholders for the following reasons:

•	The Level 2 Regulation requires us to make this mandatory tender offer as a result of the Change in Control of Net and provides for a minimum price.

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As a mandatory tender offer, it is not subject to any conditions, such as conditions relating to the number of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) tendered or to any financing requirements to complete the tender offer.

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Brazilian law also requires us to conduct a tender offer for all of the Common Shares and Preferred Shares not held by our affiliates because Net’s shareholders previously voted to approve the Level 2 Delisting, and it provides for a minimum price to be determined through a valuation report by an independent third party.

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We obtained the Valuation Report prepared by BTG Pactual in compliance with the requirements of the Brazilian regulations that apply to tender offers in which a valuation report is used to determine the economic value of the target’s shares and set the minimum offer price. Net’s unaffiliated shareholders chose BTG Pactual as the independent appraiser.

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The Brazilian requirements to make this offer and the minimum price required under applicable Brazilian law and regulations are intended to protect minority shareholders in connection with the Change in Control of Net and the Level 2 Delisting.

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Pursuant to the Level 2 Regulation, Net’s board of directors is required to provide unaffiliated holders with a reasoned opinion in favor or against the acceptance of the tender offer and may not remain neutral.

•

We believe that, except for the tender offer, holders of Common Shares and Preferred Shares, including those represented by ADSs, will not likely have an opportunity in the foreseeable future to dispose of their Common Shares or Preferred Shares at prices other than those available in private or open market transactions, because we have no current plans to dispose of our interest in Net or to seek the liquidation of Net. After this tender offer, there will be even less liquidity in Net’s Common Shares and Preferred Shares. See – “Purpose of and Reasons for the Tender Offer; Plans for Net Following the Tender Offer – Plans for Net Following the Tender Offer.”

We recognize, however, that there are also some detriments to holders of Common Shares, Preferred Shares and ADSs who tender in the offer, including the following:

•	Shareholders will no longer be able to participate in any future growth of Net.

•	Shareholders may incur a taxable gain from the sale of their Common Shares or Preferred Shares (including Preferred Shares represented by ADSs).

We believe that each of the factors above is relevant to unaffiliated holders of Common Shares, Preferred Shares and ADSs. The foregoing discussion of the information and factors we considered is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the tender offer, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching a decision.

We did not consider the third-party sale value or liquidation value of Net because we intend for Net to continue operating as a going concern. We did, however, consider Net’s net book value of R$12.63 per Common Share and Preferred Share as of June 30, 2012 (unaudited), calculated by dividing stockholders’ equity by the number of Common Shares and Preferred Shares. Net’s net book value per Common Share and Preferred Share as set forth in the Valuation Report was R$12.54. This value is substantially below the offer price.

We are not aware of any firm offers made by any unaffiliated party for Net, a controlling interest in Net or a substantial part of Net’s assets during the past two years and therefore did not consider any such offers in reaching our conclusion as to fairness.

None of the Offerors has directly purchased any Common Shares in the two years prior to the date of this offer to purchase, and we therefore did not consider any such purchases in reaching our conclusion as to fairness. However, when Embrapar exercised its right under the Shareholders’ Agreement to purchase a controlling stake in GB in March 2012, it purchased 1,077,520 of GB’s common shares at a price of R$5.98 per share, and it thereby acquired control over the 58,374,440 Common Shares of Net that GB owns. See Schedule 2 for information about purchases of Preferred Shares by the Offerors in the two years prior to the date of this offer to purchase.

In making our determinations as to the substantive and procedural fairness of the tender offer, we recognized that no unaffiliated representative has been retained by the members of Net’s board of directors that is not an employee of Net to act solely on behalf of unaffiliated holders of Common Shares, Preferred Shares or ADSs for purposes of negotiating the terms of the tender offer. As noted above, this is not required as a matter of Brazilian law. In any event, the absence of a separate unaffiliated representative did not affect our determination based on the factors set forth above. We recognized that the tender offer is not structured in such a way that agreement with at least a majority of the unaffiliated holders is required. We felt that the absence of such a condition supported our determination, rather than detracted from it. We note that the absence of such a condition means that each and every unaffiliated holder that wants to take advantage of the tender offer can do so, irrespective of the views of the other holders. Accordingly, the absence of such a condition did not affect our determination, based on the factors set forth above, that the tender offer is substantively and procedurally fair to the unaffiliated holders.

Our views as to the fairness of the tender offer to the unaffiliated holders of Common Shares, Preferred Shares and ADSs are not meant, and should not be construed, as a recommendation to any holder as to whether such holder should tender its Common Shares or Preferred Shares, including Preferred Shares represented by ADSs.

Position of Net’s Board of Directors Regarding Fairness of the Tender Offer

Net is a Brazilian company, and Brazilian law and regulations govern the duties and obligations of Net’s board of directors. Pursuant to the Level 2 Regulation, Net’s board of directors is required to provide unaffiliated holders with a reasoned opinion in favor or against the acceptance of the tender offer and may not remain neutral.

Such opinion must be presented no later than 15 days following commencement of the tender offer. Net is also required to file a Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 containing additional information regarding Net’s board of directors’ determination as to whether it is in favor of the tender offer and whether it recommends that holders tender their Common Shares and Preferred Shares in the tender offer no later than 10 U.S. business days following commencement of the tender offer. A copy of the Schedule 14D-9 will be furnished to holders of Common Shares, Preferred Shares and ADSs by Net. Holders of Common Shares, Preferred Shares and ADSs are urged to read these documents carefully when they become available and as they may be amended from time to time, before making any decision with respect to the tender offer.

Valuation Report of BTG Pactual

The Valuation Report is required to comply with applicable Brazilian regulations. In a tender offer of this type, a valuation report on the economic value of the securities subject to the tender offer must be prepared by an appraiser in accordance with specific procedures established by Brazilian regulations. The Level 2 Regulation, which governs the listing regime currently applicable to Net, sets out requirements for the selection of the appraiser by the unaffiliated holders of minority shares. At a duly called shareholder meeting (at which the required quorum of unaffiliated holders of minority shares was present) held on April 5, 2012, unaffiliated holders of minority shares, by a majority of the votes cast at that meeting, had the option to select from among one of the three independent, specialized third-party valuation firms recommended by the board of directors of Net to prepare the Valuation Report, in accordance with the Level 2 Regulation. At that meeting, unaffiliated holders of minority shares unanimously selected BTG Pactual as the appraiser.

BTG Pactual prepared the Valuation Report with respect to and exclusively for the mandatory tender offer in connection with the Change in Control of Net and the Level 2 Delisting, in accordance with applicable provisions of Brazilian law and regulations. The Valuation Report is intended solely for the use of the management, the board of directors and the shareholders of Net for the purpose of supporting their respective decisions to participate in the tender offer, as applicable. It was prepared for exclusive use within the context of the offer and should not be used for any other purpose. Net’s shareholders should conduct their own analysis of the tender offer and should rely on their own financial, tax and legal advisers when evaluating the tender offer.

The Valuation Report is not, and should not be used as, (i) an opinion as to the adequacy of the offer; (ii) a recommendation regarding any aspects of the offer; (iii) a valuation report issued for any purposes other than those provided for by applicable Brazilian law and regulations in connection with tender offers of this type; or (iv) an opinion on the adequacy or a determination of a fair price for the offer. The Valuation Report was not compiled or created for the purposes of complying with any law or regulation in Brazil or abroad, except for those applicable to the offer.

Upon delivery of the Valuation Report by BTG Pactual to us, we paid BTG Pactual a fee of R$664,084.12 for the preparation of the Valuation Report and reimbursed BTG Pactual R$933.93 for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement. We have also agreed to reimburse BTG Pactual for the remainder of its expenses, including the reasonable fees and expenses of its counsel, and to indemnify BTG Pactual and its affiliates against specific liabilities and expenses arising out of its engagement.

You should consider the following when reading the discussion of the Valuation Report of BTG Pactual:

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We urge you to read carefully the full text of the Valuation Report, which is available for inspection and copying by any interested holder or its representative designated in writing during regular business hours at the principal executive offices of Net located at Rua Verbo Divino, 1356, São Paulo, SP, Brazil 04719-002. An English translation of the Valuation Report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The information agent set forth on the back cover of this offer to purchase will provide a copy of the Valuation Report, in either Portuguese or English, upon written request and at the expense of the requesting holder or its representative designated in writing. The summary of the Valuation Report set forth below is qualified in its entirety by reference to the full text of the Valuation Report.

•	The Valuation Report was prepared exclusively in Portuguese and has been freely translated into English.

•

The Valuation Report was prepared in conformity with the Brazilian legal requirements referred to above solely for the purpose described above and is not to be used for any other purpose or by third parties. BTG Pactual’s services did not include any advice whatsoever, including legal or accounting, and it has not provided any legal, regulatory or tax services with respect to the Valuation Report or the offer. Consequently, the preparation of the Valuation Report does not include any opinion related to such services.

For the analysis and conclusions contained in the Valuation Report, BTG Pactual carried out the following actions:

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review of Net’s audited financial statements for the fiscal years ended December 31, 2009, 2010 and 2011 and unaudited financial statements with limited review by Net’s independent auditors for the three-month period ended March 31, 2012;

•	review of consolidated earnings results reports (press releases) disclosed by Net for the fiscal years ended December 31, 2009, 2010 and 2011 and the three-month period ended March 31, 2012;

•	review of financial, operational and management forecasts and estimates provided by Net for future years (the “Projections”);

•	discussion with Net’s management of assumptions about and conclusions drawn from the Projections;

•	review and discussion with Net’s management of Net’s business and prospects; and

•

analysis of other public and non-public information, such as financial studies, analyses, and projections and financial, economic and market factors considered relevant and from trusted sources (collectively, the “Information”). Unless expressly noted otherwise herein or in the Valuation Report (as indicated in notes or specific references), all the Information included, considered, used or presented in the Valuation Report was presented by Net to BTG Pactual or discussed between them.

In preparing the Valuation Report, BTG Pactual assumed, and relied upon, the accuracy, content, veracity, completeness, sufficiency and integrity of all such Information provided, obtained or discussed with Net or from other public and non-public information (including the Projections), in all material respects. BTG Pactual was not requested to carry out, and did not carry out, (i) any independent verification of any Information or any documentation on which the Information was based that was publicly available or that was provided by Net, its representatives or any third parties for the preparation of the Valuation Report, and, accordingly, does not assume any responsibility for such Information, (ii) any technical audit of Net’s operations, nor any accounting, financial, legal, tax or any other audit of Net or any third parties, (iii) an independent verification or valuation of any of Net’s assets or liabilities (including any non-registered contingency, obligation or financing, property or other assets); (iv) an evaluation of Net’s solvency, in accordance with any bankruptcy, insolvency or similar legislation; or (v) any physical inspection of Net’s properties, facilities or assets.

The Valuation Report applied the discounted cash flow (“DCF”) methodology, which used parameters and financial variables disclosed by the Brazilian Central Bank that may differ substantially from actual future economic conditions. Furthermore, the DCF methodology does not anticipate changes in the internal and external environment in which Net operates, except for those expressly set out in the Valuation Report. The Valuation Report did not account for financial or operational gains or losses that may occur after the conclusion of the offer. The estimates set forth in the Valuation Report and the evaluation resulting from any specific analysis are not necessarily indicative of the actual amounts or results or future values, which may be significantly more or less favorable in relation to those suggested by the analysis. BTG Pactual did not express any opinion about the values at which the shares related to the offer could trade in the capital markets at any time. The future results of Net may also be affected by market and economic conditions. BTG Pactual shall not be responsible in any manner should the future results of Net differ from those presented in the Valuation Report.

The information used in the Valuation Report regarding the accounting and financial position of Net, as well as about the market, was limited to information available as of May 25, 2012. BTG Pactual did not, and does not, undertake any obligation to review, amend or update the Valuation Report, in whole or in part, after May 25, 2012, or to advise of any third party facts or matters of which BTG Pactual may have become aware that would impact the content of the Valuation Report after such date, subject to the applicable terms of Brazilian law and regulations.

The Valuation Report is the result of a complex process involving selection of the most appropriate methods of analysis and their applicability to specific circumstances. In order to reach the conclusions presented in the Valuation Report, BTG Pactual did not assign special weight to any particular factor considered therein, but it took into account the relevant factors as applied to Net’s specific circumstances. The final conclusions of the Valuation Report are the result of such analysis, considered as a whole. Selecting portions of BTG Pactual’s analysis without considering it as a whole could provide only an incomplete view of the processes underlying the Valuation Report.

The Valuation Report is not intended to be the sole basis for an evaluation of Net’s shares and, therefore, the Valuation Report does not comprise all the necessary information needed for such purpose. Consequently, it does not represent or constitute any form of recommendation by BTG Pactual in connection with the offer. The content of the Valuation Report is not, and shall not be, considered a promise or guarantee with respect to the past or future. The decision to accept or reject the offer is solely the responsibility of Net’s shareholders.

The Valuation Report shall not be used for any purpose other than within the strict context of this offer without the previous and written authorization of BTG Pactual.

The following is a summary of the material analyses undertaken by BTG Pactual in connection with the preparation of the Valuation Report.

Historical Market Prices. BTG Pactual measured the volume weighted average price of the Common Shares and Preferred Shares of Net for the 30-trading day period, 60-trading day period, 90-trading day period, 180-trading day period and 12-month period preceding the Offerors’ publication of the announcement of the offer, on March 6, 2012, as well as for the period between that date and the date of the Valuation Report, on May 25, 2012. This analysis indicated a volume weighted average price valuation range between R$15.05 and R$25.93 per Common Share and R$17.43 and R$25.83 per Preferred Share, in both cases with the low end of the price range being the volume weighted average price for the 12-month period preceding the publication of the Material Fact and the high end of the price range being the volume weighted average price for the period between the publication of the Material Fact and the date of the Valuation Report. BTG Pactual used a 12-month range because it is consistent with best practices in Brazil and the guidelines provided by applicable Brazilian law and regulations.

Book Value. BTG Pactual measured Net’s book value per share based on the accounting value of Shareholders’ Equity of Net on March 31, 2012, divided by the total number of shares outstanding (excluding treasury shares). This analysis indicated a book value per share of Net of R$12.54.

Discounted Cash Flow Analysis. Based on public sources of market information and the Projections, BTG Pactual performed a DCF analysis to estimate a range of implied present values per share of Net, as of March 31, 2012. The Weighted Average Cost of Capital (“WACC”) estimated by BTG Pactual was 9.71% in nominal U.S. dollars, reflecting the industry and the country risk of Net and Brazil, respectively. BTG Pactual calculated the WACC using the Capital Asset Pricing Model (“CAPM”), which compares cost of equity to cost of debt, weighted by an estimated capital structure of, to arrive at Net’s nominal discount rate.

The main assumptions that were used in BTG Pactual’s DCF analysis included the following:

•	Households Connected: estimates of new installations and disconnections were based on Net’s expansion plan and on Net’s average rate of disconnections, or churn rate, for 2010 and 2011.

•

Net Revenues: estimates were based on the average number of connected households and the average revenue per user (“ARPU”) in the period analyzed, net of taxes and cancellations. BTG Pactual assumed stable ARPU in the early years of the projection due to high competition in the industry, with ARPU then increasing from 2016 onwards as a result of replacement of technologies and changes in the service mix.

•

Operating Costs and Expenses: estimated as a function of the average base of households connected per period analyzed. BTG Pactual assumed stable inflation in its analyses of costs and expenses per new customer, per client connected and per households reached.

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Capital Expenditures: based on the estimated amount needed to offset the depreciation of assets and meet the need for operating infrastructure improvements for each year. Such estimates were based on the current geographical expansion plans described by Net.

•	Depreciation and Amortization: calculated based on the depreciation schedule of fixed assets, new investments and amortization of goodwill according to Net’s financial records.

•

Working Capital: for the periods analyzed, BTG Pactual used working capital amounts in line with average historical ratios of working capital accounts in relation to Net’s net revenues, costs and expenses.

•	Income Tax and Social Contribution: BTG Pactual used a marginal income tax rate of 34% and the full use of accumulated losses.

•	Terminal Value: the valuation of Net’s assets after the ten-year forecast period, or terminal value, was based on Gordon’s perpetuity growth model using a growth rate of 2.2%.

The enterprise value of Net (the “Enterprise Value”), according to the DCF methodology and based on the assumptions set forth above, was calculated as the sum of (i) the present value of “free cash flows to the firm” on March 31, 2012, projected for a time horizon of ten years in nominal terms in Brazilian reais, converted to U.S. dollars at the average exchange rate estimated for each year, discounted at WACC in nominal U.S. dollars; and (ii) the present value of perpetuity (the sum of cash flows generated in all years after the 2012-2021 annual projections ) on March 31, 2012, discounted at the same rate used for the “free cash flows to the firm” during the ten-year period. The Equity Value of Net was calculated by subtracting net debt, other liabilities and the contingencies from the Enterprise Value, and adding the tax benefit of the accumulated losses and the use of the goodwill balance as of March 31, 2012. This DCF analysis resulted in a valuation range per share (common and preferred) between R$25.89 and R$28.34.

BTG Pactual’s qualifications to render the Valuation Report arise from its extensive experience as a recognized investment banking firm engaged, among other things, in the valuation of telecommunications and other businesses and their securities, in Brazil and elsewhere, in connection with tender offers, mergers and acquisitions, restructurings, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

BTG Pactual is a financial institution that provides a variety of financial services and other services related to commercial banking, securities, brokerage and investment banking. Each of Net, Embrapar and Embratel have bank accounts with BTG Pactual, and during the last two years, BTG Pactual has exchanged currencies for Embratel in the ordinary course of business and entered into a swap transaction with Net.

In addition, BTG Pactual has provided, directly or through its affiliated companies, certain financial and investment banking services to Net, Embrapar and Embratel, as well as to their controlling shareholders, subsidiaries and affiliates, for which BTG Pactual has received compensation. BTG Pactual continues to provide these services and could, at any time, provide them again. BTG Pactual received a customary fee of R$200,668.86 from Embratel for coordination and distribution services of debentures issued by Embratel in September 2010. BTG Pactual received no other amounts in compensation for financial or investment banking services from Net, Embrapar or Embratel during the past two years.

In the normal course of its activities, BTG Pactual has, directly or through its affiliated companies and proprietary trading accounts, traded equity and debt securities of Net (and currently holds Eurobonds issued by Net), and could, directly or through its affiliated companies and proprietary trading accounts, acquire, hold or sell, on its behalf or on behalf of its clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of the Offerors, Net, and/or their respective affiliates involved in this transaction, as well as provide investment banking services to such companies, controlling shareholders or affiliates and, consequently, could, at any time, retain buying or selling positions with respect to such securities.

BTG Pactual, directly or through its affiliated companies, is or could become a creditor of the Offerors or Net, its subsidiaries and its affiliates, as well as of the controlling shareholders of the Offerors in certain financial transactions.

BTG Pactual has adopted policies and procedures for preserving independence between investment banking and other areas and departments of BTG Pactual and its affiliates, including but not limited to asset management and the proprietary desk for trading shares, debt instruments, securities and other financial instruments.

Other valuations of companies and sectors prepared by BTG Pactual could treat market assumptions in a different way than was reflected in the Valuation Report. The research departments and other departments of BTG Pactual and its affiliated companies may use other analyses, reports and publications, as well as estimates, projections and different methodologies than those used in the Valuation Report, which may contain different conclusions from those set out in the Valuation Report. Valuations of companies and segments that were prepared by other appraisers or by the companies themselves, may treat different factors of analysis in different ways when compared to the approach used in the Valuation Report, and consequently, may present significantly different results.

Interests of Certain Persons in the Tender Offer; Security Ownership; Transactions and Arrangements Concerning the Common Shares, Preferred Shares and ADSs

Ownership of Shares of Net and Intent to Tender

We beneficially own 101,883,496 Common Shares and 223,080,448 Preferred Shares (including Preferred Shares represented by ADSs) of Net, representing 89.01% of the total number of Net’s Common Shares, 97.63% of the total number of the Preferred Shares and 94.75% of the total number of Net’s Common Shares and Preferred Shares, taken as a whole. In accordance with Brazilian law and practice, each member of a company’s board of directors must also be a shareholder of such company. Accordingly, upon becoming a member of the board of directors of Net in April 2012, Oscar Von Hauske Solis was given one Common Share by Net. Mr. Von Hauske Solis is also a member of the board of directors of Embratel. Other than Mr. Von Hauske Solis, to the best of our knowledge, none of the directors or executive officers of Embratel, Embrapar or GB, or any of the persons who may be deemed to control us, Telmex Internacional S.A.B de C.V. (“Telmex Internacional”), América Móvil, S.A.B. de C.V. (“América Móvil”), or the members of the Slim Family (as defined below) listed on Schedule 1, beneficially owns any Common Shares or Preferred Shares (other than Common Shares and Preferred Shares held by us) or has engaged in transactions in Common Shares or Preferred Shares since January 6, 2012 (60 days prior to the announcement of the tender offer).

We are indirectly controlled subsidiaries of América Móvil, which as a result may be deemed to be a beneficial owner of the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) owned by us. According to reports of beneficial ownership filed with the SEC on November 7, 2011, Carlos Slim Helú, together with his sons and daughters (together, the “Slim Family”), through their beneficial ownership held by a trust and another entity and their direct ownership of shares, may be deemed to beneficially own approximately 65.6% of the outstanding voting securities of América Móvil. As a result, members of the Slim Family may also be deemed to be beneficial owners of the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) owned by us.

Transactions in Shares of Net by Certain Persons

Embratel and Embrapar were both bidders in a tender offer for Net’s Preferred Shares, including those represented by ADSs, which launched in August 2010 and was completed in January 2011. Except in that tender offer and as set forth on Schedule 2, there have been no transactions involving Common Shares or Preferred Shares effected since May 1, 2010 by the Offerors. To the best of our knowledge, there have been no such transactions effected by Net or by any pension, profit-sharing or similar plan of Net or the Offerors.

Contracts or Transactions with Net

We engage in a variety of transactions in the ordinary course of business with Net and its subsidiaries.

In addition to provisions regarding the transfer of Net’s shares and of GB’s shares, the Shareholders’ Agreements to which we are a party contain provisions relating to, among other things, rights of first refusal, and governance, including the right of each of Grupo Globo, Embrapar and Embratel, acting together, and GB to appoint members to Net’s board of directors and board of executive officers.

On November 22, 2005, Net entered into an agreement with Embratel pursuant to which Net leases new and surplus optical fibers, i.e., disconnected optical fibers, to Embratel for an initial term of 10 years (the “Optical Fiber Lease Agreement”). Lease payments under this Optical Fiber Lease Agreement are made on a monthly basis and are calculated based on use. The Optical Fiber Lease Agreement, as amended, prohibits Embratel from providing certain pay-television and residential Internet broadband services through the subject optical fibers and prohibits Net from providing certain voice and corporate Internet broadband services through the subject optical fibers. Under the Optical Fiber Lease Agreement, Embratel has a right of first refusal to acquire Net’s optical fiber network should Net decide to sell it or any part thereof. The amount paid by Embratel to Net under the Optical Fiber Lease Agreement totaled R$8,939,808 in 2011 and R$9,145,111 in 2010.

On December 29, 2009, Embratel entered into two Indefeasible Right of Use agreements with Net, each with a term of five years beginning on December 1, 2009, to (i) allow Net to use Embratel’s network to provide Net’s broadband Internet service in exchange for a one-time payment in the amount of R$849.6 million; and (ii) allow Embratel to use Net’s transmission capacity to provide fixed telephony services in exchange for a one-time payment in the amount of R$873.5 million.

Other transactions involving Net and companies related to Embratel, such as private circuits for internal fixed-line telephony services and general fixed telephony services, are provided at what Net believes to be market-rate prices. The amount Net paid to Embratel for these services, together with bandwidth access to the Internet, totaled R$531.9 million in 2011 and R$370.7 million in 2010.

Net entered into agreements with Embratel in 2006 to offer fixed-line telephony services and small and medium business services. According to the agreement governing the fixed-line telephony services, Net is responsible for managing the operation of such services and Embratel, which owns the licenses to provide the fixed-line telephony services, is responsible for investments in infrastructure to offer the services and for providing customer service expertise for the fixed-line telephony business. Pursuant to the partnership agreement governing the fixed-line telephony services, Net will share the fixed-line telephony services’ operating results, calculated by subtracting taxes on revenues and interconnection fees and costs incurred in connection with defaulting end users from gross fixed-line telephony revenues. According to the agreement governing small and medium business services, as amended, Net is responsible for the infrastructure that provides Embratel corporate internet protocol access telecommunication services, including certain equipment and general field services.

Embratel is responsible for offering broadband Internet and fixed-line telephony services, providing certain equipment and adapting and managing its information technology systems and applications in connection with the services provided to small and medium business. Net’s net sales arising from fixed-line telephony services and small and medium business services amounted to R$572.7 million and R$451.1 million for the years ended December 31, 2011 and 2010, respectively.

Net entered into a Loan and Guaranty Agreement, dated as of June 19, 2008 (the “Loan and Guaranty Agreement”) with Banco Inbursa S.A., an affiliate of Telmex Internacional, our controlling shareholder, and certain of Net’s subsidiaries as guarantors. The Loan and Guaranty Agreement provides for a U.S.$200 million term loan facility, or the Term Credit Facility, guaranteed by Net’s subsidiaries that are a party thereto. Interest on borrowings under the Term Credit Facility accrues at a rate of 7.875% per annum and is payable in arrears on April 15 and October 15 of each year. On June 24, 2008, Net drew down the full amount available under the Term Credit Facility. The Term Credit Facility matures on June 18, 2019 and amortizes in three equal installments as follows: one-third on June 18, 2017, one-third on June 18, 2018 and one-third on June 18, 2019. The Term Credit Facility is pre-payable in whole or in part, at any time after the fifth anniversary of the draw date, together with accrued and unpaid interest on the amount prepaid plus certain prepayment fees. Net paid Banco Inbursa S.A. a fee of U.S.$1.2 million in connection with entry into the Loan and Guaranty Agreement, which was deferred and will be amortized over the term of the facility using the interest method.

Net Brasil S.A. (“Net Brasil”) is controlled by Embrapar. On June 27, 2004, Net entered into a programming agreement with Net Brasil whereby it obtains all of its programming from Brazilian sources through Net Brasil for an automatically renewable term of ten years. Net paid Net Brasil a fixed brokerage service fee equal to R$154,412 per month, adjusted by the Consumer Price Index. On June 27, 2004, Net also entered into a licensing agreement with Net Brasil, whereby Net Brasil grants Net the right to use the “NET” brand name for 10 years from the date of effectiveness and, in the case of termination, for an additional 30 months from the date of termination. On December 16, 2005, Net entered into an amended agreement with Net Brasil whereby Net extended the term of the current licensing agreement until 2015. Much of the programming that Net purchases through Net Brasil is produced by Globosat Programadora Ltda., which is wholly-owned by Grupo Globo, and its affiliates. Pursuant to Net’s programming agreements with Net Brasil, we recognized expenses of R$1,087.7 million to Net Brasil in 2011, including programming from Globosat and the brokerage fee.

Net’s programming guide is produced by Editora Globo S.A., a publishing company affiliated with Globo. In 2011 and 2010, Net recognized expenses of R$6.1 million and R$11.8 million, respectively, for the publication of our program guide.

THE TENDER OFFER

1.	Terms of the Tender Offer and Expiration Date.

General

Upon the terms and conditions described in this offer to purchase and the related ADS letter of transmittal, the Offerors are offering to purchase any and all outstanding Common Shares and outstanding Preferred Shares, including Preferred Shares represented by ADSs, of Net that are properly and timely tendered and not properly withdrawn, at a price in cash of R$26.64 per Common Share and Preferred Share (for reference, equivalent to approximately U.S.$         per ADS based on the PTAX exchange rate of U.S.$1.00 = R$         on                     , 2012), in each case plus interest at the CDI Rate (for reference, approximately     % on                     , 2012), calculated pro rata from June 8, 2012 to the Auction Date, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) are purchased in the tender offer must pay a combined fee to the São Paulo Stock Exchange and the Central Depositary in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder. ADS holders delivering their ADSs through The Bank of New York Mellon, as receiving agent, to tender the underlying Preferred Shares in the offer will receive such payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer.

Subject to the exceptions described herein, unless the tender offer is extended, to tender Common Shares or Preferred Shares or (including Preferred Shares represented by ADSs) in the tender offer, a holder must tender:

(1)	if a holder of ADSs electing to tender Preferred Shares represented by ADSs through The Bank of New York Mellon, as receiving agent, prior to the ADS Expiration Time on the Expiration Date, and

(2)	if a holder of Common Shares or Preferred Shares, prior to the Share Expiration Time on the Expiration Date.

In accordance with applicable Brazilian regulations, the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) tendered in the offer will be purchased through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 2:00 p.m., New York City time, on the Auction Date. If we extend the Auction Date, we will also extend the Expiration Date. See Section 3 – “Procedures for Participating in the Tender Offer” for information about participating in the tender offer. On the Auction Date, Brokerage Firms acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable Preferred Shares in the auction, as described in Section 2 – “Acceptance for Payment and Payment for Shares.”

ADS holders may tender the Preferred Shares underlying their ADSs through The Bank of New York Mellon, as receiving agent, in accordance with the instructions set forth below under Section 3 – “Procedures for Participating in the Tender Offer” and in the accompanying ADS letter of transmittal. The receiving agent will surrender those ADSs to the ADS depositary and tender the Preferred Shares underlying the ADSs in the auction, as described in Section 2 – “Acceptance for Payment and Payment for Shares.” As an alternative to participating in the tender offer through the receiving agent, an ADS holder may also surrender its ADSs to JPMorgan Chase Bank, as ADS depositary, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, in which case holders need to allow sufficient time to complete all required steps described in this offer to purchase and the related ADS letter of transmittal before the Share Expiration Time on the Expiration Date. See Section 3 – “Procedures for Participating in the Tender Offer.”

Unless the tender offer is extended, ADS holders who have tendered the Preferred Shares underlying their ADSs through The Bank of New York Mellon, as receiving agent, will be entitled to withdraw from the tender offer up until the ADS Expiration Time on the Expiration Date.

We will pay the purchase price for all Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) properly and timely tendered, not properly withdrawn and purchased in the auction on the third Brazilian business day following the auction. As promptly as practicable after receipt of that payment, The Bank of New York Mellon, as receiving agent, will convert that payment into U.S. dollars and will distribute the U.S. dollars to the holders of ADSs representing Preferred Shares accepted for purchase in the tender offer. See Section 2 – “Acceptance for Payment and Payment for Shares.”

The tender offer is not subject to any conditions other than that the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) be validly tendered.

Extension and Amendment

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM, the SEC and the terms of the tender offer, we reserve the right, at any time (1) to extend the period of time during which the tender offer is open and thereby delay the purchase of Common Shares and Preferred Shares through an auction on the São Paulo Stock Exchange and payment for tendered shares and (2) to amend the tender offer in any respect. Any such extension, delay, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made prior to the Auction Date, in accordance with Brazilian law. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act and to the extent permitted under applicable Brazilian laws and regulations. We have waived the right to increase the purchase price during the auction on the São Paulo Stock Exchange as provided for under applicable Brazilian law. If we decide to increase the consideration being offered in the tender offer in the event of a competing offer from a third party as described below, the increase in the consideration being offered will be applicable to all shareholders whose Common Shares and Preferred Shares are accepted for purchase in the tender offer. If at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those Common Shares and Preferred Shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day after such notice.

Mailing

This offer to purchase, the related ADS letter of transmittal and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of Common Shares and Preferred Shares whose names appear on the shareholder lists maintained by the Central Depositary and Banco Bradesco S.A. (“Bradesco”), the list of record holders of ADSs maintained by JPMorgan Chase Bank, as ADS depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of Net, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Common Shares and Preferred Shares, to Brokerage Firms, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in the security position listing of the DTC. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase, the related ADS letter of transmittal and other relevant materials to any registered or beneficial holder of Common Shares, Preferred Shares or ADSs that requests a copy of the tender offer materials.

Definitions

For purposes of this offer to purchase and the related ADS letter of transmittal:

•	“Brazilian business day” means any day on which the São Paulo Stock Exchange is open for trading; and

•

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.	Acceptance for Payment and Payment for Shares.

The Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) tendered in the tender offer will be purchased through an auction on the São Paulo Stock Exchange. The auction is currently scheduled to occur at 2:00 p.m., New York City time, on the Auction Date.

Sell orders from Brokerage Firms tendering Common Shares and Preferred Shares on behalf of tendering shareholders, including the receiving agent’s Brokerage Firm tendering Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer, must be submitted no later than 11:00 a.m., New York City time, on the Auction Date through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the code “NETC3L” and “NETC4L” for Common Shares and Preferred Shares, respectively. Sell orders for tendered Common Shares and Preferred Shares that have not been withdrawn before the beginning of the auction on the Auction Date or, in the case of Preferred Shares represented by ADSs, before the ADS Expiration Time on the Expiration Date, will be deemed accepted for purchase and may not be withdrawn. All Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) purchased by us in the tender offer will be acquired through buy orders at the price set forth in this offer to purchase presented by Embratel, Embrapar and GB through Itaú Corretora de Valores S.A. (“Itaú Corretora”), an affiliate of Banco Itaú BBA S.A. (“Itaú BBA”) our intermediary agent in Brazil for the tender offer. Subject to the terms and conditions of the agreement with Itaú BBA as intermediary agent and the tender offer documents in Brazil, Itaú BBA guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a part of the Common Shares or Preferred Shares subject to this tender offer, so long as the competing offeror offers a price at least 5% greater than the price offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. Any such competing offer must be filed with the São Paulo Stock Exchange no later than 5:00 p.m., Brasília time (4:00 p.m., New York City time) ten Brazilian business days immediately preceding the Auction Date. In such an event, the Auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing tender offer, we may, in our sole discretion but subject to Brazilian law, CVM regulations and the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the tender offer if we increase the consideration offered), submit a higher counteroffer for the Common Shares or Preferred Shares sought by the competing offeror. In the event that the date of the Auction is extended or we otherwise modify the terms of the tender offer, we will make an announcement of that fact in the manner described in Section 1 – “Terms of the Tender Offer and Expiration Date.”

We will pay for Common Shares and Preferred Shares purchased in the tender offer on the third Brazilian business day after the auction, in accordance with the rules established by the São Paulo Stock Exchange’s Clearing and Settlement Chamber. As promptly as practicable after receipt of the proceeds, The Bank of New York Mellon, as receiving agent, will convert such proceeds into U.S. dollars and will distribute them to the holders of ADSs representing Preferred Shares accepted for purchase in the tender offer; net of fees, commissions, currency conversion expenses for converting Brazilian reais to U.S. dollars, any applicable taxes or governmental charges and the fees associated with the cancellation of the ADSs representing the Preferred Shares.

3.	Procedures for Participating in the Tender Offer.

To tender Common Shares and Preferred Shares (including Preferred Shares underlying ADSs) in the tender offer, a holder must follow the procedures indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing Preferred Shares or it holds Common Shares or Preferred Shares directly.

Direct Holders of Common Shares and Preferred Shares

Qualification for the Auction

A direct holder of Common Shares or Preferred Shares wishing to tender his or her shares must, no later than the Share Expiration Time on the Expiration Date, qualify to participate in the auction (to “qualify for the auction” or “qualify”). To qualify, a holder must, either personally or by means of a duly appointed proxy, contact any Brokerage Firm, present the documentation listed below and ask the Brokerage Firm to represent him or her at the auction.

Common Shares and Preferred Shares held directly are generally held either through the Central Depositary, the custodian for Net’s Common Shares and Preferred Shares that are traded on the São Paulo Stock Exchange, or through Bradesco, Net’s depositary of its book-entry shares. Settlement of the tender offer will occur through the facilities of the Central Depositary. Holders of Common Shares or Preferred Shares under Resolution No. 2,689/00 of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”) hold their securities through the Central Depositary. These holders should ask their respective Brazilian representative for purposes of Resolution No. 2,689/00 to contact a Brokerage Firm on their behalf and ensure that they qualify for, and are represented in, the auction by such Brokerage Firm. To qualify for the auction, a holder whose Common Shares or Preferred Shares are held through Bradesco must, in addition to presenting the documentation listed below to its Brokerage Firm, have the Bradesco transfer its Common Shares or Preferred Shares to the custody of the Central Depositary in accordance with the rules, terms and procedures of the São Paulo Stock Exchange. Before accepting an order to transfer Common Shares or Preferred Shares to a Brokerage Firm, Bradesco will generally check the personal information for that holder in its records against the personal information the holder has provided to the Brokerage Firm in the documentation listed below to make sure they are the same. If there are inconsistencies between the records, Bradesco will not transfer the Common Shares or Preferred Shares. It is the responsibility of any shareholder through Bradesco to ensure that the information it provides to its Brokerage Firm is consistent with that in Bradesco’s records. It is also the shareholder’s responsibility to contact a Brokerage Firm sufficiently in advance of the Share Expiration Time on the Expiration Date, to ensure that Bradesco can transfer the shareholder’s Common Shares or Preferred Shares to the custody of the Central Depositary before the Share Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its Common Shares or Preferred Shares through the Central Depositary or Bradesco should ask its broker or other securities intermediary. In addition, any holder that has invested directly in Common Shares or Preferred Shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its broker, securities intermediary, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to qualify for the auction. Such a holder may need to change the form of its investment under applicable Brazilian law and regulations to qualify, and may not be able to make that change in time to participate in the tender offer.

In order to qualify for the auction, a shareholder must present the following documents and any additional information or documents that may be requested by the São Paulo Stock Exchange’s Clearing and Settlement Chamber, Bradesco or its Brokerage Firm:

•	A shareholder that is a natural person must present certified copies of his or her:

•	identity card (RG) or passport;

•	taxpayer registration card (CPF); and

•	a document proving his or her residence.

•	A shareholder that is a legal entity must present certified copies of:

•	its certificate of incorporation and bylaws, or other organizational documents;

•	its taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on its behalf.

•	A representative of an estate, minor or incapacitated person or a proxy must also present:

•	originals or certified copies of the personal documents mentioned above for the representative itself;

•	in the case of a representative of an estate, minor or incapacitated person, originals or certified copies of the judicial authorizations that grant it powers of representation; and

•	in the case of a proxy, originals or certified copies of the documents that grant it powers of representation.

Direct holders of Common Shares or Preferred Shares that fail to timely deliver all documents required to qualify for the auction, or that fail to transfer their shares to the custody of the Central Depositary, will not qualify for the auction.

Direct holders of Common Shares or Preferred Shares that qualify for the auction and do not withdraw their shares or cancel their qualification for the auction as set forth in Section 4 – “Withdrawal Rights,” will have a stop transfer order on all of the Common Shares or Preferred Shares they have qualified for the offer, which will prevent such holders from being able to transfer such shares until the date of settlement of the auction.

Tendering of Common Shares and Preferred Shares

Shares transferred to the Central Depositary and tendered in the tender offer may be traded up until the beginning of the auction on the Auction Date. In order to ensure its ability to tender such Common Shares or Preferred Shares in the tender offer, the purchaser will need to allow sufficient time for its Brokerage Firm to tender on its behalf no later than the Share Expiration Time on the Expiration Date, in the manner described in this offer to purchase.

Having qualified for the auction, the holder of Common Shares or Preferred Shares that wishes to tender his or her shares in the offer must, by means of its custody agent at the Central Depositary, transfer his or her shares to portfolio 7105-6, opened in its name and kept by the Central Depositary exclusively for such purpose, by 11:00 a.m., New York City time on the Auction Date. Registered sale orders, the corresponding Common Shares or Preferred Shares of which have not been deposited at the portfolio kept by the Central Depositary, shall be cancelled.

After it has qualified for the auction and deposited its shares at the portfolio, the holder must instruct its Brokerage Firm to tender its Common Shares or Preferred Shares in the auction on its behalf. To tender a holder’s Common Shares or Preferred Shares, the holder’s Brokerage Firm must, no later than 11:00 a.m., New York City time, on the Auction Date, present a sell order on behalf of the holder through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the codes set forth in Section 2 – “Acceptance for Payment and Payment for Shares.”

The purchase price in the tender offer will be R$26.64 per Common Share and Preferred Share (for reference, equivalent to approximately U.S.$         per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil through the SISBACEN system at 7:00 p.m., Brasilia time, on                    , 2012, which was U.S.$1.00 = R$         ), in each case plus interest at the CDI Rate (for reference, approximately     % on                 , 2012), calculated pro rata from June 8, 2012 to the Auction Date, properly and timely tendered and not properly withdrawn. Upon the terms and conditions of the tender offer, the Offerors will pay this purchase price in cash, net of the stock exchange and settlement fee, any applicable brokerage fees or commissions and applicable withholding taxes, for Common Shares and Preferred Shares purchased in the auction on the third Brazilian business day after the auction, in accordance with the rules established by the Central Depositary. Each shareholder that sells Common Shares or Preferred Shares directly must pay a combined fee to the São Paulo Stock Exchange and the Central Depositary in an amount equal to 0.035% of the purchase price received by that holder. Shareholders must pay any fee or commission charged by their Brokerage Firm. See INTRODUCTION.

Holders of ADSs

Tender of Preferred Shares Represented by ADSs through the Receiving Agent

If a holder of ADSs wishes to participate in the tender offer, the holder may tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, prior to the ADS Expiration Time on the Expiration Date, in accordance with the instructions set forth below and in the accompanying ADS letter of transmittal. The receiving agent will surrender those ADSs to the ADS depositary and instruct a Brokerage Firm to tender the Preferred Shares underlying the ADSs in the auction. There is no separate tender offer being made in the United States to acquire ADSs.

Any holder of ADSs that wishes to tender the Preferred Shares underlying its ADSs through the receiving agent must either:

•

complete and sign the accompanying ADS letter of transmittal in accordance with the instructions contained therein and deliver that completed ADS letter of transmittal, the ADRs evidencing the ADSs, if applicable, and all other required documents to the receiving agent to be received prior to the ADS Expiration Time on the Expiration Date; or

•

request its broker or other securities intermediary to effect the tender through the procedures of DTC by sending an agent’s message (as defined below) to the receiving agent’s account at DTC to be received prior to the ADS Expiration Time on the Expiration Date. Beneficial owners of ADSs holding through a broker or other securities intermediary must contact such entity to participate in the tender offer.

Brokers and other securities intermediaries impose cutoff dates and times to give instructions to deliver ADSs and tender the underlying Preferred Shares that will be earlier than the ADS Expiration Time on the Expiration Date. Beneficial owners holding through brokers and other securities intermediaries should contact their brokers and other securities intermediaries to determine the cutoff date and time applicable to them.

Registered holders of uncertificated ADSs will not deliver ADRs evidencing their ADSs but must still deliver a signed ADS letter of transmittal and any other documents required by the ADS letter of transmittal.

Delivery of documents to DTC will not constitute delivery to the receiving agent.

The ADS letter of transmittal accompanying this offer to purchase is to be properly completed and duly executed by ADS holders registered in the books of the ADS depositary. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs together with a properly completed and duly executed ADS letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees and any other documents required by the receiving agent must be delivered to the receiving agent at one of its addresses set forth in the ADS letter of transmittal, or, in the case of a book-entry transfer through DTC, an agent’s message must be transmitted to the receiving agent, in each case to be received prior to the ADS Expiration Time on the Expiration Date. If ADRs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed ADS letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

Except as otherwise provided below, all signatures on the ADS letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (collectively, “Eligible Institutions”). Signatures on the ADS letter of transmittal need not be guaranteed (1) if the ADS letter of transmittal is signed by the registered holder of the ADSs representing the Preferred Shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the ADS letter of transmittal, or (2) if the Preferred Shares represented by ADSs are tendered for the account of an Eligible Institution.

The term “agent’s message” means a message transmitted by means of DTC to, and received by, the receiving agent and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant in the system of DTC tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS letter of transmittal and that the purchaser may enforce such agreement against the participant.

The method of delivery of letters of transmittal, ADRs and any other required documents is at the sole option and risk of the tendering holders of ADSs. Letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the ADS Expiration Time on the Expiration Date.

No alternative, conditional or contingent tenders will be accepted. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the Preferred Shares underlying their ADSs for purchase.

All properly completed and duly executed letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the Preferred Shares represented by those ADSs, upon the terms set forth in this offer to purchase and the accompanying ADS letter of transmittal.

After purchase by us of the Preferred Shares underlying the ADSs tendered through the receiving agent and receipt by the receiving agent of payment of the consideration for those Preferred Shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on the spot market exchange rate on the date the receiving agent is notified that its Brokerage Firm has received payment in Brazilian reais, net of expenses for converting Brazilian reais to U.S. dollars) of R$26.64 per Preferred Share (for reference, equivalent to approximately U.S.$         per ADS based on the PTAX exchange rate of U.S.$1.00 = R$         on                     , 2012), plus interest at the CDI Rate (for reference, approximately     % on                 , 2012), calculated pro rata from June 8, 2012 to the Auction Date, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing Preferred Shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the Central Depositary, as described in Section 1 – “Terms of the Tender Offer and Expiration Date;” (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s Brokerage Firm to tender Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer; and (4) applicable withholding taxes. The ADS cancellation fee is payable to JPMorgan Chase Bank, as depositary under the deposit agreement governing Net’s ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing Preferred Shares purchased in the tender offer. ADS holders will receive the purchase price for the ADSs representing Preferred Shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant.

If the Preferred Shares underlying a holder’s ADSs are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned as promptly as practicable after the expiration of the tender offer or the proper withdrawal of the Preferred Shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited as promptly as practicable to the account at DTC from which they were transferred.

A tender of Preferred Shares underlying ADSs through the receiving agent can be made only by the holder of record of the ADSs or a securities intermediary holding ADSs through DTC. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker or other securities intermediary through which those ADSs are held to tender the ADSs by completing, executing, detaching and returning to that broker or other securities intermediary the accompanying instruction form. If a beneficial owner authorizes the tender of the Preferred Shares underlying its ADSs, all the Preferred Shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker or other securities intermediary in ample time to permit that securities intermediary to tender the Preferred Shares underlying the ADSs through the receiving agent on the beneficial owner’s behalf before the ADS Expiration Time on the Expiration Date.

Direct Participation in the Tender Offer

As an alternative to tendering Preferred Shares underlying ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to JPMorgan Chase Bank., as ADS depositary, at JPMorgan Chase Bank, N.A., Four New York Plaza, New York, New York 10004, the ADSs that represent Preferred Shares that it wishes to tender;

•	pay a fee to the ADS depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the Preferred Shares from the ADS program.

If an ADS holder surrenders ADSs and receives the Preferred Shares underlying the ADSs, the Preferred Shares so received will be registered at the Central Depository, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the National Monetary Council. See Section 10 – “Certain Legal and Regulatory Matters – Registering Under Resolution No. 2,689/00” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the Preferred Shares on its behalf in the same manner as any other direct holder of Preferred Shares registered at the São Paulo Stock Exchange’s Clearing and Settlement

Chamber. The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate in the tender offer on its behalf no later than the Share Expiration Time on the Expiration Date, in the manner described in – “Direct Holders of Common Shares and Preferred Shares.”

Tendering the Preferred Shares underlying the ADSs and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the auction on the Auction Date, as described in Section 4 – “Withdrawal Rights.” However, withdrawal of the Preferred Shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above. In addition, upon the redeposit of Preferred Shares into Net’s ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender Common Shares or Preferred Shares, including Preferred Shares represented by ADSs.

General

Questions or requests for assistance may be directed to the U.S. information agent set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the U.S. information agent.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•

the holder has the full power and authority to tender, sell, assign and transfer the tendered Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) (and any and all other Common Shares or Preferred Shares or other securities issued or issuable in respect of those Common Shares or Preferred Shares); and

•

when the Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) are accepted for payment by us, we will acquire good and unencumbered title to the Common Shares or Preferred Shares (including Preferred Shares represented by ADSs), free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	Withdrawal Rights.

Holders that have tendered their Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) may withdraw from the tender offer, but they may do so only as described in this section. Holders may withdraw any or all of the securities they have tendered as described in this section. For a withdrawal to be effective, the Brokerage Firm that has been instructed to tender Common Shares or Preferred Shares in the auction, as described in Section 2 – “Acceptance for Payment and Payment for Shares,” including the receiving agent’s Brokerage Firm, must withdraw the order to sell those Common Shares or Preferred Shares before the beginning of the auction on the Auction Date. Any tender of Common Shares or Preferred Shares will be irrevocable after that time. If a shareholder wishes to withdraw the tender of its Common Shares or Preferred Shares, it is the responsibility of the shareholder to ensure that the Brokerage Firm that has been instructed to tender its Common Shares or Preferred Shares receives instructions to withdraw the tender of those Common Shares or Preferred Shares before that time. An ADS holder must submit a written notice of withdrawal to the receiving agent prior to the ADS Expiration Time on the Expiration Date. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions below.

Direct Holders of Common Shares and Preferred Shares

If a shareholder holds Common Shares or Preferred Shares directly, the shareholder or its representative in Brazil must contact the Brokerage Firm that it has instructed to sell Common Shares or Preferred Shares in the auction on its behalf in sufficient time to enable the Brokerage Firm to withdraw the order to sell any or all of those Common Shares or Preferred Shares before the beginning of the auction on the Auction Date and must provide any documentation required by the Brokerage Firm. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their Brokerage Firms well before the beginning of the auction.

Holders of ADSs

If an ADS holder is participating in the tender offer by tendering the Preferred Shares underlying its ADSs through the receiving agent, its originally signed written notice of withdrawal must be received by the receiving agent prior to the ADS Expiration Time on the Expiration Date at one of the addresses below.

By Mail:	By Hand or Overnight or Courier:
BNY Mellon Shareowner Services Attn. Corporate Action Department, 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services 480 Washington Boulevard Attn: Corporate Action Department – 27th Floor Jersey City, NJ 07310

Any such notice of withdrawal must:

•	specify the name of the person that tendered the Preferred Shares to be withdrawn;

•

in the case of a tender by book-entry transfer of the ADSs, specify the name and number of the account at DTC to be credited with the ADSs representing the withdrawn Preferred Shares and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to tender the Preferred Shares underlying its ADSs;

•	be signed by the holder in the same manner as the original signature on the ADS letter of transmittal by which such Preferred Shares were tendered (including any required signature guarantees); and

•	specify the number of ADSs representing the Preferred Shares to be withdrawn, if not a number of ADSs representing all of the Preferred Shares tendered by the holder.

If an ADS holder withdraws from the tender offer, the ADRs, if applicable, evidencing the relevant ADSs will be returned as promptly as practicable after the proper withdrawal of the Preferred Shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the properly withdrawn Preferred Shares will be credited into the DTC account from which they were transferred. Properly withdrawn Preferred Shares represented by ADSs may be re-tendered by following the procedures described in Section 3 – “Procedures for Participating in the Tender Offer” at any time prior to the ADS Expiration Time on the Expiration Date.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the auction on the Auction Date must surrender its ADSs to JPMorgan Chase Bank, as ADS depositary, withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, allowing sufficient time for the completion of all required steps described in this offer to purchase before the Share Expiration Time on the Expiration Date. See Section 3 – “Procedures for Participating in the Tender Offer – Holders of ADSs – Direct Participation in the Tender Offer.”

General

In accordance with Section 14(d)(5) of the Exchange Act, a shareholder that has tendered Common Shares or Preferred Shares may withdraw any or all of those Common Shares or Preferred Shares at any time after 60 days from date hereof if the auction has not occurred before that date, by communicating its request to withdraw its Common Shares or Preferred Shares in the manner described above.

Even if we extend the tender offer or we are delayed in accepting, or unable to accept, Common Shares or Preferred Shares for purchase pursuant to the tender offer for any reason, elections to tender may be withdrawn only as described herein. Any such delay will be made by an extension of the tender offer to the extent required by law. See Section 1 – “Terms of the Tender Offer and Expiration Date.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

Withdrawals of tendered Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) may not be rescinded. Any Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of Common Shares or Preferred Shares that have properly withdrawn tendered Common Shares or Preferred Shares may re-tender those Common Shares or Preferred Shares at any time before the Share Expiration Time on the Expiration Date. ADS holders that have properly withdrawn the Preferred Shares represented by their ADSs from the tender offer may re-tender through the receiving agent at any time before the ADS Expiration Time on the Expiration Date. See Section 3 – “Procedures for Participating in the Tender Offer.”

5.	Source and Amount of Funds.

The total amount of funds that we must provide to purchase all of the outstanding Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) not already owned by us or our affiliates, which is the maximum number of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) subject to the tender offer, before fees and expenses, is estimated to be approximately R$479,510,863 million (for reference, equivalent to approximately U.S.$         million based on the PTAX exchange rate of U.S.$1.00 = R$         on                     , 2012) based on an offer price of R$26.64 per Common Share and per Preferred Share. We plan to acquire the tendered Common Shares and Preferred Shares, and to cover any related fees and expenses through our available cash resources. Itaú BBA guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described in Section 2 – “Acceptance for Payment and Payment for Shares.”

6.	Certain U.S. Federal Income and Brazilian Tax Consequences.

Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection – “Brazilian Tax

Consequences,” a “non-Brazilian holder”), including a disposition of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer.

According to article 26 of Brazilian Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on disposition of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) of Net may be taxed at 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•

Gains realized by a non-Brazilian holder through transactions on Brazilian stock exchanges (including the disposition of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer ) are generally subject to tax at a rate of 20%, for day trade transactions, or 15%, in other cases, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council (“CMN Regulations”) as described in the next paragraph.

•

Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges (including the disposition of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer) are not subject to tax if the proceeds obtained from the disposition of the Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) on a Brazilian stock exchange are remitted outside Brazil within five business days of the disposition, or in the case of ADSs, within five days of the cancellation of the applicable ADS, unless the beneficiary is located in a “low tax” jurisdiction, in which case the applicable tax rate is 20%, for day trade transactions, or 15%, in other cases. There can be no assurance that the proceeds received by the receiving agent will be remitted outside Brazil within such five-day period, in which case the holder would be subject to tax at a rate of 20%. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•

The tax-free treatment for transactions on stock exchanges regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a “low tax” jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), and are therefore subject to the same tax treatment applicable to investors residing in Brazil, i.e., gains are taxed at the rate of 20%, in the case of day trade transactions, and 15% in any other case.

The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of Common Shares or Preferred Shares registered as an investment with the Central Bank has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into Brazilian reais at the commercial market rate on the date of the sale or exchange.

Other Brazilian Taxes

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of Common Shares or Preferred Shares.

A financial transaction tax (“IOF tax”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, for investments registered with the Brazilian Central Bank pursuant to Resolution No. 2,689/00, or 0.38%, for investments that are not registered as so but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities (“IOF/Títulos tax”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Títulos tax with respect to Common Shares and Preferred Shares is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the tender offer with respect to the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs). As used in this subsection, – “United States Federal Income Tax Consequences,” the term “Preferred Shares” refers to both Preferred Shares and the ADSs. The discussion set forth below is only applicable to U.S. Holders (as defined below) that tender Common Shares or Preferred Shares in the tender offer. This discussion addresses only beneficial owners of Common Shares and Preferred Shares that hold such shares as capital assets.

The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or certain aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) (including, but not limited to, banks or other financial institutions, regulated investment companies, holders that own or are treated as owning 10% or more of any class of stock of Net, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, tax-exempt organizations, insurance companies, brokers or dealers in securities or foreign currency, traders in securities who elect to mark their securities to market for U.S. federal income tax purposes, holders that have a functional currency other than the U.S. dollar, and holders that acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the tender offer. The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

Holders should consult their own tax advisors concerning the tax consequences of the tender offer in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this subsection – “United States Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of Common Shares or Preferred Shares that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (3) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Common Shares or Preferred Shares. This summary does not apply to holders of Common Shares or Preferred Shares who are not U.S. Holders. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences and any applicable state, local and non-U.S. tax consequences of the offer.

Consequences of the Tender Offer

The receipt of cash in exchange for Common Shares or Preferred Shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Common Shares or Preferred Shares will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Common Shares or Preferred Shares exchanged. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the Common Shares or Preferred Shares are exchanged are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The amount of any cash paid to a U.S. Holder (pursuant to the tender offer) in Brazilian reais will equal the U.S. dollar value of the Brazilian reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder, regardless of whether the Brazilian reais are converted into U.S. dollars. If the Brazilian reais received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Brazilian reais equal to their U.S. dollar value on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Foreign Tax Credits

Brazilian taxes that may be imposed on a U.S. Holder upon gain realized pursuant to the tender offer will generally be treated as foreign income taxes eligible for credit against a U.S. Holder’s federal income tax liability or for deduction in computing such U.S. Holder’s taxable income. Any gain or loss generated by the sale of the Common Shares or Preferred Shares by a U.S. Holder will generally be treated as U.S. source gain or loss. Accordingly, a U.S. Holder may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of the Common Shares or Preferred Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources in the appropriate income category. The calculation and availability of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult with their own tax advisors with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations in light of their particular situations.

U.S. Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer that are paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding at a rate of 28% may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the IRS.

Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the tender offer that are received by a non-U.S. Holder if such holder certifies under penalties of perjury that such holder is a non-U.S. person for U.S. federal income tax purposes.

7.	Certain Information about the Common Shares, Preferred Shares and ADSs.

The principal market on which the Common Shares are traded is the São Paulo Stock Exchange, where they are listed under the ticker symbol “NETC3.” The principal market on which the Preferred Shares are traded is the São Paulo Stock Exchange, where they are listed under the ticker symbol “NETC4.” ADSs representing Preferred Shares are traded on NASDAQ under the ticker symbol “NETC.” Each ADS represents one Preferred Share of Net. There are 114,459,685 Common Shares and 228,503,916 Preferred Shares (including Preferred Shares underlying ADSs) and, as of December 31, 2011, approximately 1.4 million ADSs issued and outstanding.

The following table sets forth, for the calendar quarters indicated, the low and high closing sales prices for one Common Share, one Preferred Share and one ADS.

	Common Shares		Preferred Shares		ADSs
	Low	High	Low	High	Low	High
	(R$)		(R$)		(US$)
2010
1st Quarter	18.02	22.05	20.92	25.11	11.19	14.76
2nd Quarter	18.15	21.65	16.91	23.49	9.10	13.28
3rd Quarter	17.02	23.00	16.76	22.95	9.40	13.26
4th Quarter	0.00	0.00	21.56	23.14	12.77	13.98
2011
1st Quarter	15.01	19.11	13.76	23.00	8.37	14.20
2nd Quarter	13.51	20.00	14.01	17.45	8.56	10.66
3rd Quarter	–	–	14.00	16.46	7.55	10.59
4th Quarter	13.06	13.20	14.42	18.88	7.35	10.94
2012
1st Quarter	20.22	25.00	18.16	26.49	9.71	15.00
2nd Quarter[1]	26.85	26.85	25.80	27.00	12.55	14.24
3rd Quarter[2]	–	–	26.20	26.98	12.55	13.52

1	Until May 10, 2012 for Common Shares, the last date for which a sale price was reported.
2	Until August 10, 2012 for Preferred Shares and ADS.

On May 10, 2012, the last reported sale price of the Common Shares on the São Paulo Stock Exchange was R$26.85 per Common Share. On July 27, 2012, the last reported sale prices of the Preferred Shares on the São Paulo Stock Exchange was R$26.75 per Preferred Share and the last reported sale price of the ADSs on NASDAQ was U.S.$13.06 per ADS. Holders are urged to obtain a current market quotation for the Common Shares, Preferred Shares and ADSs.

Net has not paid any dividends during the past two years with respect to the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) and to the extent known to us after making reasonable inquiry, there are no restrictions on Net’s current or future ability to pay dividends.

8.	Certain Information about Net.

Net is a leading multiservice company in the pay-television and broadband Internet industries in Brazil. Currently, it is the largest cable operator in Brazil and in Latin America, based upon the number of subscribers and homes passed.

Net is a publicly held stock corporation (sociedade por ações de capital aberto) duly organized under the laws of Brazil. Its principal executive offices are located at Rua Verbo Divino, 1356, 1st floor, São Paulo, SP, Brazil 04719-002. The main telephone number of Net is +55 11 2111-2606.

The capital stock of Net is comprised of 114,459,685 common shares and 228,503,916 Preferred Shares (including Preferred Shares represented by ADSs), all with no par value.

Financial Information

The tables below set forth certain selected consolidated financial information relating to Net and its subsidiaries as of December 31, 2011 and 2010 and for each of the two fiscal years then ended.

The consolidated financial information of Net set forth below was excerpted from the annual report on Form 20-F of Net for its fiscal year ended December 31, 2011 (“2011 Form 20-F”) and, according to the 2011 Form 20-F, was prepared in accordance with International Financial Accounting Standards (“IFRS”). Such consolidated financial information is hereby incorporated by reference to the 2011 Form 20-F.

	Year Ended December 31,
	2011[1]	2010[2]
	(in millions of US$, except share data)
STATEMENT OF OPERATIONS DATA
IFRS
Net operating revenue	3,569.6	3,244.3
Cost of services and goods sold	(2,210.7)	(1,548.2)

Gross profit	1,358.8	1,696.1
Operating income (expenses):
Selling, general and administrative expenses	(800.6)	(752.0)
Depreciation and Amortization	(566.1)	(540.9)
Other operating income (expenses), net	(15.4)	(8.2)

Equity pick-up and provision for losses on subsidiaries’ investments	–	–
Operating income before financial income (expense)	469.0	394.9
Financial income	93.5	101.6
Financial expense	(253.6)	(215.7)

Operating income (loss)	579.4	280.8
Extraordinary non-operating income – ILL	–	–
Non-operating income (expense)	–	–

Income (loss) before income taxes and minority interest	308.9	280.8
Income tax and social contribution benefit (expense)	(109.9)	96.5

Income (loss) before minority interest	198.9	184.3
Minority interest	–	–

Net income (loss)	198.9	184.3

Net income (loss) per thousand preferred shares outstanding:
Common shares	0.54	0.50
Preferred shares	0.60	0.55

	Year Ended December 31,
	2011[1]	2010[2]
	(in millions of US$, except share data)
OTHER FINANCIAL INFORMATION
IFRS
Depreciation and amortization	301.7	540.9
Interest income	93.5	101.6
Interest expense and other	(253.7)	(215.7)
Monetary and foreign exchange variation, net	(72.0)	33.5

1.	Based on Net’s Form 20-F for the year ended December 31, 2011. Dollar amounts were converted from R$ using the exchange rate on December 31, 2011.
2.	Based on Net’s Form 20-F for the year ended December 31, 2011. Dollar amounts were converted from R$ using the exchange rate on December 31, 2010.

	As of December 31,
	2011[1]	2010[2]
	(in millions of US$, except share data)
BALANCE SHEET DATA
IFRS
Cash and cash equivalents	384.4	493.1
Property, plant and equipment, net	2,197.8	1,994.0
Total assets	4,741.9	5,126,182
Loans and financing – current portion	77.0	52,958
Loans and financings – non-current portion	546.3	897.1
Net assets	2,232.6	2,289.5
Paid-in capital	3,215.8	3,215.8
Quantity of outstanding preferred shares (millions)	228.5	228.5

1.      Based on Net’s Form 20-F for the year ended December 31, 2011. Dollar amounts were converted from R$ using the exchange rate on December 31, 2011.

2.      Based on Net’s Form 20-F for the year ended December 31, 2011. Dollar amounts were converted from R$ using the exchange rate on December 31, 2010.

	Year Ended December 31,
	2011	2010
	(in millions of R$, except share data)
OTHER FINANCIAL INFORMATION
IFRS
Depreciation and amortization	1,061,896	901.2
Interest income	175.3	169.4
Interest expense and other	(475.8)	(359.4)
Monetary and foreign exchange variation, net	(135.1)	55.8

	Year Ended December 31,
	2011	2010
	(in millions of R$, except share data)
STATEMENT OF OPERATIONS DATA IFRS
Net revenues	6,746.5	5,405.7
Operating income	879.9	658.1
Net income (loss)	373.1	307.2
Net income (loss) per thousand preferred shares – Basic and diluted:
Common shares	1.02	0.84
Preferred shares	1.12	0.92
Weighted average number of preferred shares outstanding:
Common shares (millions)	114.5	114.5
Preferred shares (millions)	228.5	228.5
Cash dividend paid per thousand preferred shares:
Common shares (in reais)	–	–
Common shares (in U.S. dollars)	–	–
Preferred shares (in reais)	–	–
Preferred shares (in U.S. dollars)	–	–

	As of December 31,
	2011	2010
	(in millions of R$, except share data)
BALANCE SHEET DATA
IFRS
Cash and cash equivalents	721.0	821.6
Property, plant and equipment, net	4,122.7	3,322.4
Total assets	8,894.8	8,541.2
Loans and financing – current portion	144.4	104.9
Loans and financing – non-current portion	1,024.7	2,073.4
Net assets	4,187.8	3,814.7
Paid-in capital	5,599.3	5,599.3
Quantity of outstanding preferred shares – weighted average number of preferred shares outstanding (millions)	228.5	228.5

The tables below set forth certain selected consolidated financial information relating to Net and its subsidiaries as of June 30, 2012 and 2011 and for the six-month periods then ended.

The consolidated financial information of Net set forth below was excerpted from the interim reports on Form 6-K of Net, furnished to the SEC on July 27, 2012 and July 21, 2011 and incorporated by reference herein by reference to such reports.

	Unaudited
	Six Months Ended June 30,
	2012	2011
	(in millions of R$, except share data)
STATEMENT OF OPERATIONS DATA IFRS
Net operating revenue	3,765.8	3,192.8
Cost of services rendered	(2,400.5)	(2,000.8)

Gross profit	1,365.3	1,192.1
Operating income (expenses):
Selling expenses	(420.7)	(331.2)
General and administrative expenses	(478.6)	(428.0)
Other operating income (expenses), net	(52.3)	(24.7)
Equity pick-up and provision for losses on subsidiaries’ investments	–	–

Operating income before financial income (expense)	413.6	408.1
Financial income	71.7	89.3
Financial expense	(265.7)	(161.1)

Operating income (loss)	219.6	336.3
Extraordinary non-operating income – ILL	–	–
Non-operating income (expense)	–	–

Income (loss) before income taxes and minority interest	219.6	336.3
Income tax:
Current	(43.2)	(56.1)
Deferred	(32.3)	(48.8)

Income (loss) before minority interest	144.2	231.4
Minority interest	–	–

Net income (loss)	144.2	231.4

Net income (loss) per thousand preferred shares outstanding:
Common shares	0.39	0.63
Preferred shares	0.43	0.70

	Unaudited
	As of June 30,
	2012	2011
	(in millions of R$, except share data)
BALANCE SHEET DATA
IFRS
Cash and cash equivalents	188.6	612.2
Property, plant and equipment, net	4,789.9	3,549.1
Current assets	1,168.1	1,395.4
Non-current assets	7,894.4	7,131.9
Total assets	9,062.5	8,527.3
Loans and financing – current portion	141.1	110.7
Loans and financings – non-current portion	1,355.3	1,767.7
Net assets	4,332.0	4,046.1
Paid-in capital	5,599.3	5,599.3
Quantity of outstanding preferred shares (millions)	228.5	228.5

Net’s ratios of earnings to fixed charges (operating income to financial expenses excluding net monetary and foreign exchange variation) for the years ended December 31, 2011 and 2010 were 2.6x and 1.1x, respectively.

Net’s book value per share as of June 30, 2012 was R$12.63.

Where You Can Find More Information about Net

Net files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Net publishes a variety of information of interest to the holders of Preferred Shares and ADSs on its Internet site at http://ir.netservicos.com.br.

Net is also subject to the informational requirements of the CVM and the São Paulo Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the CVM and the São Paulo Stock Exchange. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

9.	Certain Information about Embratel, Embrapar and GB

Embratel

Embratel is a Brazilian corporation that owns one of the largest telecommunication systems in Brazil, operating domestic and international long distance, data communication and local services. The principal executive offices of Embratel are located at Av. Presidente Vargas, no. 1012, Centro, Rio de Janeiro – 20071-002. The telephone number at which Embratel’s principal executive offices can be reached is +55 21 2121-9662.

Embrapar

Embrapar is a Brazilian corporation and the parent company of Embratel. The principal executive offices of Embrapar are located at Rua Regente Feijó, 166 sala 1687-B, Centro, Rio de Janeiro – 20060-060. The telephone number at which Embrapar’s principal executive offices can be reached is +55 21 2121-9662.

GB

The purpose of GB is to hold shares of Net. GB was formed by Globo for this purpose. The principal place of business of GB is in the City and State of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, parte, Leblon, CEP 22430-060. The telephone number at which GB’s principal executive offices can be reached is + 55 21 2121-3636.

Additional Information

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Embratel, Embrapar and GB are set forth on Schedule 1 to this Offer to Purchase.

None of Embratel, Embrapar and GB or, to the knowledge of Embratel, Embrapar or GB after reasonable inquiry, any of the persons listed in Schedule 1, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule 1: (a) none of Embratel, Embrapar and GB or, to the knowledge of Embratel, Embrapar or GB after reasonable inquiry, any of the persons listed in Schedule 1 or any associate or majority-owned subsidiary of Embratel, Embrapar or GB or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Net, (b) none of Embratel, Embrapar and GB or, to the knowledge of Embratel, Embrapar or GB after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Net during the past 60 days, (c) none of Embratel, Embrapar, GB , their subsidiaries or, to the knowledge of Embratel, Embrapar or GB after reasonable inquiry, any of the persons listed in Schedule 1, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Net (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as set forth elsewhere in this document, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Embratel, Embrapar, GB their subsidiaries or, to the knowledge of Embratel, Embrapar or GB after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and Net or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Embratel, Embrapar, GB , their subsidiaries or, to the knowledge of Embratel, Embrapar or GB after reasonable inquiry, any of the persons listed in Schedule 1, on the one hand, and Net or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Net’s securities, an election of Net’s directors or a sale or other transfer of a material amount of assets of Net.

We do not believe that the financial condition of Embratel, Embrapar and GB is relevant to a decision by a holder of Common Shares, Preferred Shares or ADSs to tender Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in the tender offer because (a) the offer is being made for all outstanding Common Shares and Preferred Shares, (b) the offer is solely for cash and (c) the offer is not subject to any financing condition.

Where You Can Find More Information About Embratel, Embrapar and GB

Neither Embratel nor GB is subject to the informational requirements of the CVM, the São Paulo Stock Exchange or of the SEC. Embrapar is not subject to the informational requirements of the SEC, but is subject to the informational requirements of the CVM and the São Paulo Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the CVM and the São Paulo Stock Exchange. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM. You can find some information relating to the business, financial condition and other matters of Embratel and Embrapar on their website at www.embratel.com.br and in the public filings of Telmex Internacional.

Telmex Internacional and América Móvil file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Telmex Internacional and América Móvil are also subject to the informational requirements of the Mexican Securities Commission (“CNBV”) and the Mexican Stock Exchange (“BMV”) and file reports and other information relating to their business, financial condition and other matters with the CNBV and the BMV.

Members of the Slim Family

According to reports of beneficial ownership filed with the SEC on November 7, 2011, the Slim Family, through their beneficial ownership held by a trust and another entity and their direct ownership of shares, may be deemed to beneficially own approximately 65.6% of the outstanding voting securities of América Móvil, our parent company. As a result, members of the Slim Family may also be deemed to be beneficial owners of the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) owned by us. Because they have the effective power to designate a majority of the members of América Móvil’s board of directors and to determine the outcome of other actions requiring a vote, the Slim Family may be deemed to control América Móvil.

The name, business address and telephone number and business experience of each member of the Slim Family are set forth in Schedule 1 hereto.

10.	Certain Legal and Regulatory Matters.

General

We are not aware of (1) any license or other regulatory permit that appears to be material to the business of Embratel, Embrapar, GB or any of their subsidiaries that might be adversely affected by the purchase of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) by us in the tender offer or (2) except for the registration of the offer with the CVM, any approval or other action by any domestic (federal or state) or foreign governmental authority that would be required before the purchase of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) by us in the tender offer. Should any such approval or other action be required, it is our present intention to seek that approval or action. We do not currently intend, however, to delay the purchase of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. However, we may be required to delay the acceptance for payment of or payment for Common Shares or Preferred Shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences to our business, Net or our respective subsidiaries might result.

Antitrust

The purchase of the Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) by us pursuant to the tender offer is not subject to the approval of the Brazilian or U.S. antitrust authorities.

“Going Private” Transactions

Because we may be deemed to be an affiliate of Net for the purposes of Rule 13e-3 under the Exchange Act, this tender offer constitutes a “going private” transaction pursuant to Rule 13e-3. Rule 13e-3 requires, among other things, that certain financial information concerning Net and certain information relating to the fairness of the tender offer price be filed with the SEC. We have provided such information in this offer to purchase and in the combined Schedule TO and Schedule 13E-3, together with the exhibits thereto, filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

Statutory Exemption from Certain U.S. Tender Offer Requirements

This offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and is, as a result, exempt from certain provisions of otherwise applicable U.S. statutes and rules relating to tender offers. U.S. and Brazilian law and practice relating to tender offers are inconsistent in a number of ways. We intend to rely on “Tier II’s” exemption from Rule 14e-1(c) on prompt payment and from Rule 14e-1(d) on the procedures for giving notices of any extensions of the length of the tender offer, where we will follow Brazilian law and practice.

Registering Under Resolution No. 2,689/00

The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. JPMorgan Chase Bank, as ADS depositary, holds an electronic registration for the Preferred Shares underlying the ADSs of Net.

Any ADS holder that wishes to participate directly in the tender offer, as described in Section 3 – “Procedures for Participating in the Tender Offer – Holders of ADSs – Direct Participation in the Tender Offer,” rather than tender Preferred Shares underlying ADSs through the receiving agent, must withdraw the Preferred Shares it wishes to tender from Net’s ADS program. That holder must then obtain its own electronic registration by registering its investment in the Preferred Shares as a foreign portfolio investment under Resolution 2,689/00, as amended, of the National Monetary Council.

Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution 2,689/00 affords favorable tax treatment to foreign portfolio investors that are not residents of a “low tax” jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See Section 6 – “Certain U.S. Federal Income and Brazilian Tax Consequences.” Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689/00 must:

•

appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the Preferred Shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to JPMorgan Chase Bank, as ADS depositary, and withdrawing the Preferred Shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the depositary will neither effect the exchange nor deliver the Preferred Shares underlying the ADSs, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

11.	Fees and Expenses.

We have retained BTG Pactual to prepare a valuation report, as required under Brazilian regulations in connection with the tender offer. Upon delivery of the Valuation Report by BTG Pactual to us, we paid BTG Pactual a fee of R$664,084.12 for the preparation of its Valuation Report and reimbursed BTG Pactual R$933.93 for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement. We have also agreed to reimburse BTG Pactual for the remainder of its expenses, including the reasonable fees and expenses of its counsel, and to indemnify BTG Pactual and its affiliates against specific liabilities and expenses arising out of its engagement. BTG Pactual has provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to Embratel, Embrapar, GB and its affiliates (including Net). BTG Pactual and its affiliates have received and will receive customary fees for such services.

We have retained Itaú BBA and Itaú Corretora as the Brazilian intermediary institutions, the Bank of New York Mellon as the receiving agent, and D.F. King & Co., Inc., as the U.S. information agent in connection with the tender offer. Each of these entities will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

The U.S. information agent may contact holders of Common Shares, Preferred Shares and ADSs by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the tender offer materials to beneficial holders of Common Shares, Preferred Shares and ADSs to the extent permitted by applicable law.

Except as set forth above, we have not retained and will not pay any fees or commissions to any broker or dealer or other person for recommending or soliciting tenders of Common Shares and Preferred Shares (including Preferred Shares represented by ADSs) pursuant to the tender offer.

The following is an estimate of the fees and expenses to be incurred by us:

Filing Fees	U.S.$	8,176.57
U.S. Receiving Agent, Intermediary Agent and U.S. Information Agent Fees
Valuation Report Fees
Legal Fees
Printing, Mailing and Miscellaneous Fees and Expenses

Total	U.S.$

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Net will not pay any of the fees and expenses to be incurred by us.

12.	Miscellaneous.

Although the tender offer is open to all holders of Common Shares, Preferred Shares, this offer document is intended solely for holders of Common Shares and Preferred Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and holders of ADSs representing Preferred Shares. Holders of Common Shares or Preferred Shares that are not U.S. residents may not use this offer document. Separate offer materials referred to as an Edital in Portuguese have been published in Brazil, as required by Brazilian law. In addition, a short circular primarily corresponding to the Edital for use by holders of Preferred Shares listed on the Mercado de Valores Latinoamericanos is being published in Spanish concurrently in Spain as required under applicable Spanish law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender Common Shares or Preferred Shares be accepted from or on behalf of) the holders of Common Shares or Preferred Shares (including Preferred Shares represented by ADSs) in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a combined Schedule TO and Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the combined Schedule TO and Schedule 13E-3 and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information incorporated by reference or provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is                     , 2012. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL

EMBRATEL PARTICIPAÇÕES S.A.

GB EMPREENDIMENTOS E PARTICIPAÇÒES S.A.

Dated:                     , 2012

SCHEDULE 1

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF EMBRATEL, EMBRAPAR, GB AND CERTAIN OF THEIR AFFILIATES

1.	Directors and Executive Officers of Embratel.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Embratel. Unless otherwise indicated, each person listed below is a citizen of Brazil. The principal address of Embratel and the current business address for each individual listed below is Avenida Presidente Vargas, 1012, Centro Rio de Janeiro – 20071-910 and its telephone number at such office is +55 21 2121-3636.

Business Experience

Carlos Henrique Moreira	Current Position
Chairman of the Board of Directors of Embratel

Biographical Information
Mr. Moreira has served as President of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Moreira served as President of Embratel, Embrapar and Algar Telecom Leste S.A., Chief Executive Officer for Brazil of Telecom Americas, Executive Vice President of Xerox do Brasil Ltda., Vice President of Associação Brasileira de Marketing, Executive Director for Operations of Embratel and Standard Electrica S.A. and member of the International Telecommunications Satellite Consortium (Intelsat). Mr. Moreira also serves as a member of the Board of Directors of Net. Mr. Moreira owns one Common Share.

José Formoso Martínez	Current Position
President and General Officer of Embratel

Vice Chairman of Board of Directors of Embratel

Biographical Information
Mr. Formoso Martínez’s principal occupations are serving as: (i) President of Embratel and Embrapar (since January 29, 2008), (ii) General Officer of Embratel (since December 1, 2004), and (iii) Vice-President of Embrapar (since February 3, 2005). In addition, Mr. Formoso Martínez has served as Vice Chairman of the Board of Directors of Embratel and Embrapar since July 23, 2004. He has also been an officer of GB since March 5, 2012. Previously, Mr. Formoso Martínez served as President of Telgua S.A., Telmex América Latina and Telecom El Salvador, General Officer of PCS Nicaragua and Cablevisión and Commercial Manager and Operations Manager of Condumex. Mr. Formoso Martínez also serves as President of the Board of Directors of Star One S.A. and as a member of the Board of Directors of Net. Mr. Formoso Martínez is a citizen of Mexico. Mr. Formoso Martínez owns one Common Share.

Isaac Berensztejn	Current Position
Officer

Biographical Information
Mr. Berensztejn’s principal occupations are serving as: (i) Chief Financial Officer and Investor Relations Officer of Embrapar (since August 25, 2004) and (ii) Officer of Embratel (since April 24, 2006). In addition, Mr. Berensztejn has been an officer of GB since March 5, 2012. Previously, Mr. Berensztejn served as Financial Officer of Star One, S.A., Telemar and Telerj. Mr. Berensztejn also serves as a member of the Board of Directors of Star One S.A. and Net. Mr. Berensztejn owns one Common Share.

Dilio Sergio Penedo	Current Position
Member of the Board of Directors of Embratel

Biographical Information

Mr. Penedo has served as served as a member of the Board of Directors of Embratel and Embrapar since 1998. Previously, Mr. Penedo served as President of Embrapar, Embratel and the Strategic Planning Consortium of Rio de Janeiro and Vice President of the Commercial Association of Rio de Janeiro. Mr. Penedo also serves as a director of Instituto Sergio Motta and Fundação do Prêmio Nacional da Qualidade.

Alberto de Orleans e Bragança	Current Position
Member of the Board of Directors of Embratel

Biographical Information
Mr. de Orleans e Bragança’s principal occupation is serving as partner in Xavier Bragança Advogados. In addition, Mr. de Orleans e Bragança has served as a member of the Board of Directors of Embratel and Embrapar since August 25, 2004. Previously, Mr. de Orleans e Bragança served as a foreign associate in the legal department of the International Maritime Organization and professor of commercial law in the law faculty of Universidade Cândido Mendes, Rio de Janeiro.

Joel Korn	Current Position
Member of the Board of Directors of Embratel

Biographical Information
Mr. Korn’s principal occupations are serving as: (i) President of WKI Brasil, (ii) President of the American Chamber of Commerce for Brazil and (iii) General Coordinator of the Group of Foreign Investors (GIE). In addition, Mr. Korn has served as a member of the Board of Directors of Embratel and Embrapar since July 23, 2004. Previously, Mr. Korn served as President of Bank of America in Brazil, President of the American Chamber of Commerce for Brazil – Rio de Janeiro and Director responsible for Latin America of the Young Presidents’ Organization. Mr. Korn also serves as director of Conservation International, Teletech (São Paulo) and ACOM Comunicações.

Oscar Von Hauske Solis	Current Position
Member of the Board of Directors of Embratel

Biographical Information
Mr. Von Hauske Solis’s principal occupation since 2010 has been serving as Chief Fixed Line Operations Officer of América Móvil, S.A.B. de C.V. In addition, Mr. Von Hauske Solis has served as a member of the Board of Directors of Embratel and Embrapar since July 23, 2004. He also serves as an alternate member of the Board of Directors of Teléfonos de México S.A.B. de C.V. and as member of the Board of Directors of Telmex Internacional, S.A.B. de C.V. Previously, Mr. Von Hauske Solis served as Chief Systems and Telecommunications Officer of Teléfonos de México, S.A.B. de C.V., Chief Executive Officer of Telmex Internacional, S.A.B. de C.V. and Head of Finance at Grupo Condumex, S.A. de C.V. He also serves as President of the Board of Directors of Net. Mr. Von Hauske Solis is a citizen of Mexico. Mr. Von Hauske Solis owns one Common Share.

Antonio Oscar de Carvalho Petersen Filho

Current Position

Member of the Board of Directors of Embratel

Biographical Information
Mr. Oscar Petersen Filho’s principal occupations are serving as President of Instituto Embratel 21 and, since 2004, as Corporate Executive Director of Embratel. In addition, Mr. Oscar Petersen Filho has served as a member of the Board of Directors of Embratel and Embrapar since April 25, 2007. Previously, Mr. Oscar Petersen Filho served as Executive Director for Legal and Corporate Matters and Legal Director for Regulatory Matters for Embratel and partner of Carvalho de Freitas e Ferreira Advogados Associados. Mr. Oscar Petersen Filho also serves as a member of the Board of Directors of Star One S.A. and Net and as Director of Associação Brasileira de Direito de Informática e Telecomunicações.

2.	Directors and Executive Officers of Embrapar.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the sole executive officer of Embrapar. Unless otherwise indicated, each person listed below is a citizen of Brazil. The principal address of Embrapar and the current business address for each individual listed below is Rua Regente Feijó, 166 sala 1687-B, Centro, Rio de Janeiro – 20060-060 and its telephone number at such office is +55 21 2121-6474.

Business Experience

Carlos Henrique Moreira	Current Position
Chairman of the Board of Directors of Embrapar

Biographical Information

See – “1. Directors and Executive Officers of Embratel.”

José Formoso Martínez	Current Position
President and Vice President of Embrapar

Vice Chairman of the Board of Directors of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

Isaac Berensztejn	Current Position
Chief Financial Officer and Investor Relations Officer of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

Dilio Sergio Penedo	Current Position
Member of the Board of Directors of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

Alberto de Orleans e Bragança	Current Position
Member of the Board of Directors of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

Joel Korn	Current Position
Member of the Board of Directors of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

Oscar Von Hauske Solis

Current Position

Member of the Board of Directors of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”.

Antonio Oscar de Carvalho Petersen Filho

Current Position

Member of the Board of Directors of Embrapar

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

3.	Directors and Executive Officers of GB.

Set forth below is the name, citizenship, business address and telephone number and the present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the executive officers of GB. Unless otherwise indicated, each person listed below is a citizen of Brazil. The principal address of GB and the current business address for each individual listed below is Avenida Afrânio de Melo Franco, 135, parte, Leblon, CEP 22430-060 Rio de Janeiro – RJ and its telephone number at such office + 55 21 2121-3636.

José Formoso Martínez	Current Position
Officer of GB

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

Isaac Berensztejn	Current Position
Officer of GB

Biographical Information
See – “1. Directors and Executive Officers of Embratel.”

4.	Members of the Slim Family.

Set forth below are the name, business address and telephone number and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of Mr. Carlos Slim Helú, together with his sons and daughters (together, the “Slim Family”), each of whom is a citizen of the United Mexican States. The principal business address for each member of the Slim Family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, México, D.F., México, 11000, and the business telephone number for each member of the Slim Family is +52 55 5625-4904. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years.

Occupation

Carlos Slim Helú	Chairman Emeritus of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Carso Infraestructura y Construcción, S.A.B. de C.V. and Chairman of the Board of Directors of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.

Carlos Slim Domit	Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Chairman of the Board of Directors of Teléfonos de México, S.A.B. de C.V., Grupo Carso, S.A.B. de C.V., Grupo Sanborns, S.A. de C.V., U.S. Commercial Corp., S.A. de C.V. and Fundación Carlos Slim, A.C.

Marco Antonio Slim Domit	Chairman of the Board of Directors and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V., and Board Member of Grupo Financiero Inbursa’s, S.A.B. de C.V. subsidiaries, Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. (April 2010 – Present) and Alternate Director of Carso Global Telecom, S.A.B. de C.V.

Patrick Slim Domit	Co-Chairman of the Board of Directors of América Móvil, S.A.B. de C.V., Vicepresident of Grupo Carso, S.A.B. de C.V., Director of Impulsora para el Desarrollo y el Empleo en América Latina, S.A.B. de C.V. and Teléfonos de México, S.A.B de C.V. and Vicepresident of Commercial Markets of Teléfonos de México, S.A.B. de C.V.

Maria Soumaya Slim Domit	Vice President of Museo Soumaya (2007 – Present), President of the Board of Directors of Aqui Estoy, A.C. and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

Vanessa Paola Slim Domit	Private Investor, Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V. and Instituto Carlos Slim de la Salud, A.C. (2007 – Present).

Johanna Monique Slim Domit	Private Investor and Member of the Board of Directors of Inmobiliaria Carso, S.A. de C.V.

SCHEDULE 2

RECENT ACQUISITIONS OF NET’S SECURITIES BY THE OFFERORS

Neither Embrapar nor GB have acquired any Common Shares or Preferred Shares since May 1, 2010.

Embratel has not acquired any Common Shares since May 1, 2010. Embratel acquired Preferred Shares in a tender offer between October 2010 and January 2011 as set forth below. Embratel has acquired no other Preferred Shares since May 1, 2010.

Acquisition of Preferred Shares by Embratel since May 1, 2010

Acquisition Date	Number of Preferred Shares	Average Price	Amount Paid
		(R$)	(R$)
October 2010	155,415,666	23.00063	3,574,658,431.29
November 2010	3,988,819	23.02249	91,832,527.16
December 2010	27,143,246	23.05274	625,726,070.11
January 2011	7,153,568	23.06126	164,970,263.30

Total	193,701,299		4,457,187,291.85

Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The U.S. information agent

for the tender offer is:

D.F. King & Co., Inc.

48 Wall Street New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 859-8508

Email: netservicos@dfking.com